Exhibit 10.2
EXECUTION COUNTERPART
$350,000,000 SECOND LIEN CREDIT AND GUARANTY AGREEMENT
Dated as of December 21, 2006
Among
BOSTON GENERATING, LLC
as Borrower
and
THE GUARANTORS
as Guarantors
and
THE INITIAL LENDERS NAMED HEREIN
as Initial Lenders
and
CREDIT SUISSE
as Second Lien Collateral Agent
and
CREDIT SUISSE
as Administrative Agent
and
CREDIT SUISSE SECURITIES (USA) LLC AND
GOLDMAN SACHS CREDIT PARTNERS L.P.
as Co-Syndication Agents and as Co-Documentation Agents
and
CREDIT SUISSE SECURITIES (USA) LLC AND
GOLDMAN SACHS CREDIT PARTNERS L.P.
as Joint Lead Arrangers and as Joint Book Running Managers

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Section	Page

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties	54

ARTICLE V

COVENANTS

SECTION 5.01. Affirmative Covenants	61
SECTION 5.02. Negative Covenants	65
SECTION 5.03. Reporting Requirements	73
SECTION 5.04. Financial Covenants	76

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default	79

ARTICLE VII

THE AGENTS

SECTION 7.01. Authorization and Action	83
SECTION 7.02. Administrative Agent’s Reliance, Etc.	84
SECTION 7.03. Initial Banks and Affiliates	84
SECTION 7.04. Lender Credit Decision	85
SECTION 7.05. Indemnification	85
SECTION 7.06. Successor Administrative Agent	85

ARTICLE VIII

GUARANTY

SECTION 8.01. Guaranty; Limitation of Liability	86
SECTION 8.02. Guaranty Absolute	87
SECTION 8.03. Waivers and Acknowledgments	88
SECTION 8.04. Subrogation	89
SECTION 8.05. Subordination	90
SECTION 8.06. Continuing Guaranty; Assignments	90

ii

iii

SCHEDULES
Schedule I	—	Commitments and Applicable Lending Offices
Schedule 2.03(i)	—	Existing Letters of Credit
Schedule 4.01(b)	—	Loan Parties
Schedule 4.01(c)	—	Subsidiaries
Schedule 4.01(e)	—	Governmental Approvals and Authorizations
Schedule 4.01(g)	—	Litigation
Schedule 4.01(o)	—	Environmental Disclosure
Schedule 4.01(q)	—	Surviving Debt
Schedule 4.01(r)	—	Owned Real Property
Schedule 4.01(s)	—	Leased Real Property
Schedule 4.01(t)	—	Material Contracts
Schedule 5.01(d)	—	Insurance
Schedule 5.02(a)	—	Liens
Schedule 5.02(m)		2006 Base Capex Amount

EXHIBITS
Exhibit A	—	Form of Note
Exhibit B	—	Form of Notice of Borrowing
Exhibit C	—	Form of Assignment and Acceptance
Exhibit D	—	Form of Second Lien Mortgage
Exhibit E	—	Form of Solvency Certificate
Exhibit F-1	—	Form of Consent and Agreement for Permitted Commodity Hedge and Power Sale Agreements
Exhibit F-2	—	Form of Consent and Agreement for Other Material Contracts
Exhibit F-3	—	Form of Consent and Agreement for Other Material Contracts with Affiliates
Exhibit G	—	Form of Intercreditor Agreement
Exhibit H	—	Form of Security Deposit Agreement
Exhibit I	—	Form of Annual Budget
Exhibit J	—	Form of Joinder Agreement
Exhibit K	—	Form of Second Lien Security Agreement
Exhibit L	—	Form of Second Lien Pledge Agreement
Exhibit M	—	Terms of Subordination
Exhibit N	—	Form of Closing Date Funds Flow Memo

SECOND LIEN CREDIT AND GUARANTY AGREEMENT
          BOSTON GENERATING, LLC SECOND LIEN CREDIT AND GUARANTY AGREEMENT dated as of December 21, 2006 among BOSTON GENERATING, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors (as hereinafter defined), the Lenders (as hereinafter defined), CREDIT SUISSE, CAYMAN ISLANDS BRANCH (“CS”), as second lien collateral agent (together with any successor collateral agent appointed pursuant to Section 7 of the Intercreditor Agreement, the “Second Lien Collateral Agent”) for the Second Lien Secured Parties (as hereinafter defined), and CREDIT SUISSE SECURITIES (USA) LLC and GOLDMAN SACHS CREDIT PARTNERS L.P., as co-syndication agents (together with any successor co-syndication agents, the “Co-Syndication Agents”), CREDIT SUISSE SECURITIES (USA) LLC and GOLDMAN SACHS CREDIT PARTNERS L.P., as co-documentation agents (together with any successor co-documentation agents, the “Co-Documentation Agents”), CREDIT SUISSE SECURITIES (USA) LLC and GOLDMAN SACHS CREDIT PARTNERS L.P., as joint lead arrangers (together with any successor joint lead arrangers, the “Joint Lead Arrangers”) and as joint lead book running managers (together with any successor joint lead arrangers, the “Joint Book Running Managers”), and CS, as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent” and, together with the Second Lien Collateral Agent, the “Agents”) for the Lenders (as hereinafter defined).
PRELIMINARY STATEMENTS:
          (1) The Borrower has requested that the Lenders lend to the Borrower up to $350,000,000 to repay all outstanding obligations under the Existing Credit Agreements, pay transaction fees and expenses in connection with the foregoing (“Transaction Costs”), to support the working capital needs and obligations of the Borrower and Guarantors and provide funds for ongoing working capital requirements, to fund in part the Distribution and the Tender Offer (each as hereinafter defined) and provide funds for other general corporate purposes of the Borrower and the Guarantors.
          (2) Prior to entering into this Agreement, the Borrower has entered into a certain Initial Commodity Hedge and Power Sale Agreement (as hereinafter defined) dated as of November 20, 2006, with Credit Suisse Energy LLC relating to a total of approximately 1600 MW of generating capacity.
          (3) EBG Holdings has commenced the Tender Offer (as hereinafter defined) for up to $925,000,000 of its Units (as hereinafter defined) to be financed in part with the proceeds from the Facility (as hereinafter defined).
          (4) EBG Holdings intends to make a pro rata distribution to its unit holders, prior to the purchase of Units in the Tender Offer, in an amount of up to $40,000,000 to be financed in part with the proceeds from the Facility (the “Distribution”).
          (5) Simultaneously with the entering into of this Agreement, the Borrower and the Guarantors are entering into that certain First Lien Credit and Guaranty Agreement, dated as of the date hereof (the “First Lien Credit Agreement”), with each of the banks, financial institutions and other institutional lenders party thereto from time to time (the “First Lien Lenders”), and CS, as First Lien Collateral Agent and as administrative agent (the “First Lien Administrative Agent”), the proceeds of which shall be used in part to repay in full amounts outstanding under the Existing Credit Agreements.
          (6) The Lenders have indicated their willingness to agree to make Loans (as hereinafter defined) subject to the terms and conditions of this Agreement.
          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
               SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Accepting Lenders” has the meaning specified in Section 2.06(c).
          “Accounts” has the meaning specified in the Security Deposit Agreement.
          “Accumulated Emissions Credits” has the meaning specified in the Security Deposit Agreement.
          “Adjusted Base Capex Allowance” means, for any Fiscal Year, $10,000,000 minus any amount that was, during the prior Fiscal Year, a Pullback Amount.
          “Adjusted Capex Limit” means, for any Fiscal Year, the Adjusted Base Capex Allowance plus any Carryover Amount for such Fiscal Year plus any Pullback Amount for such Fiscal Year.
          “Administrative Agent” has the meaning specified in the recital of parties to this Agreement.
          “Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Lenders from time to time.
          “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 15% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.
          “Agents” has the meaning specified in the recital of parties to this Agreement.
          “Agreement” means this Second Lien Credit and Guaranty Agreement, as amended.
          “Agreement Value” means, for each Hedge Agreement or Commodity Hedge and Power Sale Agreement, on any date of determination, the amount, if any, that would be payable by any Loan Party to its counterparty to such Hedge Agreement or Commodity Hedge and Power Sale Agreement, as the case may be, in accordance with its terms as if an Early Termination Event has occurred on such date of determination.
          “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Loan.
          “Applicable Margin” means 3.25% per annum for Base Rate Loans and 4.25% per annum for Eurodollar Rate Loans.
          “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Asset Sale” has the meaning specified in the Security Deposit Agreement.
          “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07 or by the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent.
          “Auction Date” means the date of the consummation of the Tender Offer.
          “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
          “Bankruptcy Law” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

          “Base Capex Amount” means, for each Fiscal Year, $10,000,000; provided that the Base Capex Amount for the 2006 Fiscal Year shall be $12,093,000 to be utilized for the Capital Expenditures set forth on Schedule 5.02(m) only.
          “Base Case Projections” has the meaning specified in Section 3.01(a)(xiii).
          “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:
          (a) the rate of interest announced by CS in New York, New York, from time to time, as the prime rate; and
          (b) 1/2 of 1% per annum above the Federal Funds Rate.
          “Base Rate Loan” means any Loan that bears interest as provided in Section 2.07(a)(i).
          “Borrower” has the meaning specified in the recital of parties to this Agreement.
          “Borrowing” means a borrowing consisting of simultaneous Loans of the same Type made by the Lenders.
          “Budget” has the meaning specified in Section 5.03(d).
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Cabot Guaranty” means the guaranty dated as of January 15, 2000, by Cabot LNG LLC, a Delaware limited liability company, in favor of Mystic Development and Exelon New England Power Marketing Limited Partnership, a limited partnership organized under the laws of Delaware.
          “Call Premium” shall mean, with respect to any applicable prepayment under Section 2.06(a), an amount equal to (a) 2% of the aggregate principal amount of such prepayment if such prepayment occurs within twelve (12) months of the Effective Date, (b) 1% of the aggregate amount of such prepayment if such prepayment occurs after twelve (12) months from the Effective Date but within twenty-four (24) months of the Effective Date. Any prepayment made more than twenty-four (24) months after the Effective Date will not be subject to the Call Premium.
          “Capital Expenditures” means, for any Person for any period, the sum of, without duplication, (a) all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person plus (b) the aggregate principal amount of all Debt (including obligations under Capitalized Leases) assumed or incurred in connection with any such expenditures. For purposes of this definition, “Capital Expenditures” shall not include: (i) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds, except to the extent that the gross amount of such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be and (ii) expenditures made as a part of a Permitted Development so long as such expenditure is included in the calculation of the aggregate amount of consideration payable for such Permitted Development and is permitted by the terms of this Agreement.
          “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
          “Carryover Amount” means, for any Fiscal Year, the amount (not to exceed $10,000,000, provided that the Carryover Amount for the 2007 and 2008 Fiscal Years shall also include that portion of the Base Capex Amount for the 2006 Fiscal Year not utilized in the prior year) by which the Adjusted Base Capex Allowance for the prior Fiscal Year plus any Carryover Amount as determined during such prior Fiscal Year exceeds Capital Expenditures made in such prior Fiscal Year.
          “Cash” means money, currency or a credit balance in any demand account or deposit account.
          “Cash Equivalents” has the meaning specified in the Security Deposit Agreement.
          “Casualty Event” has the meaning specified in the Security Deposit Agreement.
          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.
          “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
          “Change of Control” means, at any time after the Auction Date, any “person” or “group” (within the meaning of Rules 13(d) of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the Effective Date) (other than any such “person” or “group” holding, directly or indirectly, beneficially or of record, any Equity Interests in EBG Holdings as of the Auction Date) (the “Proposed Acquiror”) shall have acquired ownership, directly or indirectly, beneficially or of record, of more than 35% on a fully diluted basis of the aggregate voting power represented by the issued and outstanding Equity Interests in EBG Holdings unless (i) such Proposed Acquiror is a Qualified Owner and (ii) each of S&P and Moody’s shall have provided written confirmation of their respective ratings of the Facility (as in effect immediately prior to such acquisition) after giving effect to such acquisition. For the purposes of this definition, a “person” or “group” shall not include any of the unit holders of EBG Holdings solely by virtue of such unit holders being a party to the limited liability company agreement of EBG Holdings.
          “Closing Date Summary Funds Flow Memo” has the meaning specified in Section 3.01(l).
          “Co-Documentation Agents” has the meaning specified in the recital of parties to this Agreement.
          “Co-Syndication Agent” has the meaning specified in the recital of parties to this Agreement.
          “Collateral” means all Property (including Equity Interests in any Guarantor) of the Loan Parties, now owned or hereafter acquired, other than Excluded Property.
          “Commitment” means, with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Commitment.”
          “Commodity Hedge and Power Sale Agreement” means, with respect to power, electricity, capacity, ancillary services, electric transmission, weather, fuel, fuel transmission, fuel transportation, fuel storage, heat rate options, emissions allowances and emissions credits and, in the case of each of the foregoing, products related thereto, any swap, cap, collar, floor, ceiling, option, future, forward, spot agreement, contract for differences, basis trade, purchase agreement, sale agreement, netting agreement, tolling agreement or any other similar agreement, whether physical or financial, entered into with respect to any commodity or commodity-related product.
          “Commodity Hedge Counterparty” means any Person that (a) (i) is a commercial bank, insurance company, investment fund or other similar financial institution (including CS) or any Affiliate thereof which is engaged in the business of entering into Commodity Hedge and Power Sale Agreements, (ii) is a public utility or (iii) is in the business of selling, marketing, purchasing, transporting, distributing or storing electric energy, fuel, oil, natural gas or weather-related derivatives, as applicable, and (b) at the time the applicable Permitted Commodity Hedge and Power Sale Agreement is entered into, has a Required Rating.
          “Communications” has the meaning specified in Section 9.02(b).

          “Comparable Project” means one or more electric generating facilities that are of a size and scope substantially similar to or greater than the Projects taken as a whole.
          “Confidential Information” means information that any Loan Party furnishes to any Agent or any Lender designated as confidential, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by such Agent or any Lender of its obligations hereunder or that is or becomes available to such Agent or such Lender from a source other than the Loan Parties that is not, to the best of such Agent’s or such Lender’s knowledge, acting in violation of a confidentiality agreement with a Loan Party.
          “Consolidated” refers to the consolidation of accounts in accordance with GAAP.
          “Consolidated Adjusted EBITDA” means, for any period (without duplication), an amount determined for the Borrower and its Subsidiaries on a Consolidated basis equal to (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Cash Interest Expense, (iii) provisions for taxes based on income, (iv) Cash proceeds of any Permitted Emissions Sales Gains, (v) total depreciation expense, (vi) total amortization expense, (vii) other non-Cash items reducing Consolidated Net Income for such period, including unrealized losses attributable to the change in fair market value of all Commodity Hedge and Power Sale Agreements and Hedge Agreements and accruals for liquidated damages and related late fees associated with the Distrigas Litigation described in Schedule 4.01(g) (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), minus (b) to the extent included in determining Consolidated Net Income, other non-Cash items increasing Consolidated Net Income for such period, including unrealized gains attributable to the changes in fair market value of all Commodity Hedge and Power Sale Agreements and Hedge Agreements (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash items in any prior period). For purposes of this definition, Consolidated Adjusted EBITDA for each of the periods ending the last day of each of June, September and December 2006 shall be deemed to be $57,250,000, $57,250,000 and $57,250,000, respectively.
          “Consolidated Cash Interest Expense” means, for any period, total interest expense (including that portion attributable to Capitalized Leases in accordance with GAAP and capitalized interest) of the Borrower and its Subsidiaries on a Consolidated basis with respect to all outstanding Debt for Borrowed Money of the Borrower and its Subsidiaries for such period, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net obligations under Hedge Agreements, but excluding, however, (a) any amount for related late fees and interest associated with the Distrigas Litigation described in Schedule 4.01(g), (b) interest payable under the Borrower’s fuel oil inventory program permitted pursuant to Section 5.02(b)(v)(B) and (c) interest and fees associated with RMR Revenues subject to refund. For purposes of determining Consolidated Cash Interest Expense for any period ending prior to January 1, 2008, Consolidated Cash Interest Expense shall be deemed to be: (i) for the Fiscal Quarter ending March 31, 2007, an amount equal to (x) actual Consolidated Cash Interest Expense for such Fiscal Quarter multiplied by (y) four (4), (ii) for the two Fiscal Quarters ending June 30, 2007, an amount equal to (x) actual Consolidated Cash Interest Expense for such Fiscal Quarters multiplied by (y) two (2), (iii) for the three Fiscal Quarters ending September 30, 2007, an amount equal to (x) actual Consolidated Cash Interest Expense for such Fiscal Quarters multiplied by (y) four-thirds (4/3), and (iv) for the four Fiscal Quarters ending December 31, 2007, actual Consolidated Cash Interest Expense for such Fiscal Quarters.
          “Consolidated Net Income” means, for any period, (a) the net income (or loss) of the Borrower and its Subsidiaries on a Consolidated basis for such period determined in conformity with GAAP, minus (b) to the extent otherwise included in Consolidated Net Income, (i) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, (ii) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Plan, (iii) (to the extent not included in clauses (i) and (ii) above) any net extraordinary gains or net extraordinary losses and (iv) income attributable to the RMR Agreement (other than Permitted RMR Revenues) plus (c) without duplication, Permitted RMR Revenues. In addition, Consolidated Net Income for any period shall reflect expenses associated with long-term service agreements on the basis of equivalent operating hours incurred during such period (instead of on the basis of maintenance work performed during such period as required by GAAP).
          “Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Debt for Borrowed Money of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP.
          “Contractual Obligations” means, as applied to any Person, any provision of any Equity Interests issued by such Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which such Person is a party or by which it or any of its Properties is bound.
          “Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Conversion,” “Convert” and “Converted” each refer to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 2.09 or 2.10.
          “CS” has the meaning specified in the recital of parties to this Agreement.
          “Cure Notice” has the meaning specified in Section 5.04(c)(ii).

          “Debt” of any Person means, without duplication, (a) Debt for Borrowed Money of such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue (unless being contested in good faith by appropriate proceedings for which reserves and other appropriate provisions, if any, required by GAAP shall have been made) by more than ninety (90) days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capitalized Leases, (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) all obligations of such Person in respect of Hedge Agreements and Commodity Hedge and Power Sale Agreements (valued at the Agreement Value thereof), in each case, pursuant to an International Swap Dealers Association agreement, form or other similar arrangement, (h) all Guaranteed Debt and Synthetic Debt of such Person and (i) all indebtedness and other payment obligations referred to in clauses (a) through (h) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations.
          “Debt for Borrowed Money” of any Person means, at any date of determination, the sum of (a) all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person at such date, and (b) all Synthetic Debt of such Person at such date; provided that with respect to each of clauses (a) and (b) above, any amounts associated with unutilized and undrawn amounts under the Synthetic L/C Facility and the Revolving Credit Facility (each as defined in the First Lien Credit Agreement) shall not be deemed Debt for Borrowed Money.
          “Declining Lender” has the meaning set forth in Section 2.06(c).
          “Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.
          “Default Interest” has the meaning set forth in Section 2.07(b).
          “Depositary” has the meaning specified in the Security Deposit Agreement.

          “Distribution” has the meaning set forth in the preliminary statements to this Agreement.
          “Distrigas Guaranty” means the guaranty dated as of January 15, 2000, by Exelon New England Holdings, LLC, a Delaware limited liability company, in favor of Distrigas of Massachusetts Corporation and its successors.
          “Distrigas Litigation” means that certain case pending in the Suffolk County, Massachusetts Superior Court (Civil Action No: 05-0764) entitled Distrigas of Massachusetts, LLC v. Mystic Development and Exelon New England, LLC, as described in Schedule 4.01(g).
          “Dollars” and the sign “$” mean the lawful currency of the United States of America.
          “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
          “Early Termination Event” has the meaning specified in the Intercreditor Agreement.
          “EBG Holdings” means EBG Holdings LLC, a Delaware limited liability company.
          “EBG Holdings O&M Costs” has the meaning specified in the Security Deposit Agreement.
          “EBG Holdings Tax Liabilities” has the meaning specified in the Security Deposit Agreement.
          “Effective Date” has the meaning specified in Section 3.01.
          “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than an individual) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided, however, that no Loan Party shall qualify as an Eligible Assignee under this definition.
          “Eligible Permitted Commodity Hedge and Power Sale Agreement” means any Permitted Commodity Hedge and Power Sale Agreement entered into by any Loan Party which, at the time such Permitted Commodity and Hedge and Power Sale Agreement is entered into, is structured such that the Commodity Hedge Counterparty’s credit exposure and active or projected mark-to-market exposure to the Borrower or any other Loan Party is positively correlated with the price of the relevant commodity (including “spark spread”), including the Initial Commodity Hedge and Power Sale Agreement.
          “Environmental Action” means any action, suit, demand, demand letter, claim, written notice of non compliance or violation, written notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
          “Environmental Law” means any Federal, state or local statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction or decree relating to pollution or protection of the environment or, as such relates to exposure to Hazardous Materials, health or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
          “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
          “Equity Cure” has the meaning specified in Section 5.04(c)(i).
          “Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
          “Equity Issuance” has the meaning specified in the Security Deposit Agreement.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
          “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414(b) or (c) of the Internal Revenue Code.

          “ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.
          “Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
          “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
          “Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum determined by the Administrative Agent by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which had been nominated by the British Bankers’ Association as a authorized information vendor for the purpose of displaying such rates) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “Eurodollar Rate” shall mean, for any Interest Period, the rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered to major banks in the London interbank market in London, England at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period) by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.
          “Eurodollar Rate Loan” means a Loan that bears interest as provided in Section 2.07(a)(ii).
          “Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Loans comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Loans) having a term equal to such Interest Period.
          “Event of Eminent Domain” has the meaning specified in the Security Deposit Agreement.
          “Events of Default” has the meaning specified in Section 6.01.
          “EWG” has the meaning specified in Section 4.01(v).
          “Excess Duration Transaction” has the meaning specified in Section 5.02(l).
          “Excluded Property” has the meaning specified in the Intercreditor Agreement.
          “Existing Credit Agreements” means, collectively, (i) the Amended and Restated First Lien Credit and Reimbursement Agreement dated as of October 11, 2005 among the Borrower, the First Lien Term Lenders named therein, the Working Capital Lenders named therein, the LC Lenders named therein, the LC-DSR Lenders named therein, CS, as First Lien Administrative Agent and CS, as Collateral Agent and (ii) the Amended and Restated Second Lien Credit and Reimbursement Agreement dated as of October 11, 2005 among the Borrower, the Second Lien Lenders named therein, CS, as Second Lien Administrative Agent and CS, as Collateral Agent.
          “Existing Debt” means Debt of each Loan Party outstanding immediately before the occurrence of the Effective Date.
          “Existing Letters of Credit” means each letter of credit set forth on Schedule 2.03(i).

          “Facility” means, at such time, the aggregate amount of Commitments at such time.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Fee Letter” means the fee letter dated November 20, 2006 between the Borrower and CS as Administrative Agent and Second Lien Collateral Agent, as amended.
          “FERC” means the Federal Energy Regulatory Commission and its successors.
          “Financial Covenants” has the meaning specified in Section 5.04(c).
          “First Lien Administrative Agent” has the meaning specified in the preliminary statements to this Agreement.
          “First Lien Collateral Agent” has the meaning specified in the Intercreditor Agreement.
          “First Lien Collateral Documents” has the meaning specified in the Intercreditor Agreement.
          “First Lien Credit Agreement” has the meaning specified in the preliminary statements to this Agreement.
          “First Lien Lenders” has the meaning specified in the Intercreditor Agreement.
          “First Lien Loans” has the meaning specified in the Intercreditor Agreement.
          “First Lien Loan Documents” has the meaning specified in the Intercreditor Agreement.
          “First Lien Obligations” has the meaning specified in the Intercreditor Agreement.
          “First Lien Secured Parties” has the meaning specified in the Intercreditor Agreement.
          “First Offer” has the meaning specified in Section 2.06(c).
          “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

          “Fiscal Year” means a fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.
          “Fore River” means Fore River Development, LLC, a Delaware limited liability company.
          “Fore River Project” means a combined-cycle electric generating facility in Weymouth and Quincy, Massachusetts and owned by Fore River with a nominal capacity of 807 MW in operation.
          “FPA” means the Federal Power Act, as amended.
          “Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
          “Funding Account” has the meaning specified in the Security Deposit Agreement.
          “GAAP” has the meaning specified in Section 1.03.
          “Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.
          “Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.
          “Granting Lender” has the meaning specified in Section 9.07(j).
          “Guaranteed Debt” means, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guaranteed Debt shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranteed Debt is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranteed Debt) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
          “Guaranteed Obligations” has the meaning specified in Section 8.01.
          “Guarantors” means BG Boston Services, LLC, BG New England Power Services, Inc. and each of the Project Companies and each other Person becoming a party hereto pursuant to Section 5.01(k) by the execution and delivery of a Joinder Agreement substantially in the form attached hereto as Exhibit J.
          “Guaranty” means the guaranty of the Guarantors set forth in Article VIII.
          “Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
          “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements but excluding any Commodity Hedge and Power Sale Agreement.
          “Hedge Bank” means any Person that is a commercial bank, insurance company or other similar financial institution, or any Affiliate thereof, that (a) is engaged in the business of entering into interest rate Hedge Agreements and (b) at the time the applicable Hedge Agreement is entered into, has a Required Rating.
          “Indemnified Costs” has the meaning specified in Section 7.05(a).
          “Indemnified Party” has the meaning specified in Section 9.04(b).
          “Independent Engineer” means any independent consulting engineer reasonably acceptable to the Administrative Agent retained on behalf of or for the benefit of the Lenders from time to time, including, as of the date hereof, Black & Veatch Corporation.

          “Independent Insurance Consultant” means any independent insurance consultant reasonably acceptable to the Administrative Agent retained on behalf of or for the benefit of the Lenders from time to time, including, as of the date hereof, ARM Tech, a division of AON Risk Services, Inc.
          “Independent Power Market Consultant” means any independent power market consultant reasonably acceptable to the Administrative Agent retained on behalf of or for the benefit of the Lenders from time to time, including, as of the date hereof, Navigant Consulting, Inc.
          “Initial Banks” means the Administrative Agent, the Second Lien Collateral Agent, each Co-Syndication Agent, each Co-Documentation Agent, each Joint Book Running Manager and each Joint Lead Arranger.
          “Initial Commodity Hedge and Power Sale Agreements” means, collectively:
          (a) the ISDA Master Agreement dated as of November 20, 2006 between Credit Suisse Energy LLC and Boston Generating, LLC;
          (b) the Schedule to the 1992 ISDA Master Agreement dated as of November 20, 2006 between Credit Suisse Energy LLC and Boston Generating, LLC;
          (c) two Confirmations to Credit Suisse Energy LLC Re: Financial Put Swaption — Cash Settled dated as of November 20, 2006 between Credit Suisse Energy LLC and Boston Generating, LLC; and
          (d) two Confirmations to Credit Suisse Energy LLC Re: Financial Swap — Cash Settled dated as of November 20, 2006 between Credit Suisse Energy LLC and Boston Generating, LLC;
          in each case as amended.
          “Initial Extension of Credit” means the initial Borrowing.
          “Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.
          “Initial Operating Budget” has the meaning specified in Section 3.01(a)(xiii).
          “Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.
          “Insurance Proceeds” has the meaning set forth in the Security Deposit Agreement.

          “Intercreditor Agreement” means that certain Collateral Agency and Intercreditor Agreement, substantially in the form attached hereto as Exhibit G, dated as of December 21, 2006, by and among the Borrower, the Guarantors, EBG Holdings, the First Lien Collateral Agent, the Second Lien Collateral Agent, First Lien Administrative Agent, the Administrative Agent, certain Commodity Hedge Counterparties and the other Persons party thereto from time to time, as amended.
          “Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (a) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended to (b) Consolidated Cash Interest Expense for such four-Fiscal Quarter period.
          “Interest Period” means, for each Eurodollar Rate Loan comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Loan or the date of the Conversion of any Base Rate Loan into such Eurodollar Rate Loan, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, or, if available to each Lender, nine or twelve months or such other period acceptable to the Administrative Agent, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
          (a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Loan under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Loans and of Eurodollar Rate Loans having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Loans under such Facility due and payable on or prior to such date;
          (b) [Reserved];
          (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;
          (d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and

          (e) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than eight (8) different dates (it being understood that there shall not be more than eight (8) contracts in respect of Eurodollar Rate Loans in effect at any one time).
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
          “Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (h) or (i) of the definition of “Debt” in respect of such Person.
          “Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit J.
          “Joint Book Running Managers” has the meaning specified in the recital of parties to this Agreement.
          “Joint Lead Arrangers” has the meaning specified in the recital of parties to this Agreement.
          “K Road Manager” means K Road BG Management, LLC, a Delaware limited liability company.
          “Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.
          “Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (a) Consolidated Total Debt as of such day to (b) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.
          “Lien” means, with respect to any Property, (a) any mortgage, deed of trust, deed to secure debt, lien (statutory or otherwise), pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such Property, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing), relating to such Property, and (c) in the case of Equity Interests or debt securities, any purchase option, call or similar right of a third party with respect to such Equity Interests or debt securities. For the avoidance of doubt, “Lien” shall not include any netting or set-off arrangements under any Contractual Obligation

(other than Contractual Obligations constituting Debt for Borrowed Money or having the effect of Debt for Borrowed Money) otherwise permitted under the terms of the Loan Documents.
          “Loan” has the meaning specified in Section 2.01.
          “Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Intercreditor Agreement, (e) the Second Lien Collateral Documents and (f) the Fee Letter, in each case as amended.
          “Loan Parties” means the Borrower and the Guarantors.
          “Local Accounts” has the meaning specified in the Security Deposit Agreement.
          “Management and Operation Agreements” means each of the Management and Operation Agreements each dated as of October 11, 2005 between K Road Manager and each of the Borrower and the Project Companies.
          “Margin Stock” has the meaning specified in Regulation U.
          “Material Adverse Change” means any change, occurrence or development (including, without limitation, as a result of regulatory changes applicable to the Borrower or any of its Subsidiaries) that has had or could reasonably be expected to have a Material Adverse Effect.
          “Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), business, results or operations of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or the Lenders, taken as a whole, under any Loan Document or (c) the ability of the Loan Parties to perform their respective Obligations under the Loan Documents.
          “Material Contract” means (a) each of the agreements set forth on Schedule 4.01(t), (b) any Permitted Commodity Hedge and Power Sale Agreement with a term in excess of fourteen (14) months after the first delivery or settlement thereunder, and (c) any other Contractual Obligation (other than the Loan Documents or any Related Document) entered into after the date hereof by any Loan Party for which breach, nonperformance or cancellation could reasonably be expected to have a Material Adverse Effect.
          “Maturity Date” means June 20, 2014.
          “Mezzanine Documents” means the Credit Agreement dated as of December 21, 2006 among EBG Holdings, the financial institutions and lenders party thereto from time to time and CS, as administrative agent and each of the other Loan Documents referred to therein (other than the Fee Letter referred to therein).

          “Moody’s” means Moody’s Investors Services, Inc.
          “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
          “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
          “Mystic 8&9 Project” means two (2) combined-cycle electric generating facilities with a combined nominal capacity of 1614 MW in operation in Everett, Massachusetts owned by Mystic Development.
          “Mystic Development” means Mystic Development, LLC, f/k/a Exelon Mystic Development LLC, a Delaware limited liability company.
          “Mystic I” means Mystic I, LLC, a Delaware limited liability company.
          “Mystic Station Project” means an electric generating facility with a nominal capacity of 576 MW in operation in Everett, Massachusetts and owned by Mystic I.
          “Net Cash Proceeds” has the meaning specified in the Security Deposit Agreement.
          “Non-Consenting Lender” has the meaning specified in Section 9.01(c).
          “Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, as amended.
          “Notice of Borrowing” has the meaning specified in Section 2.02(a).
          “NPL” means the National Priorities List under CERCLA.
          “Obligation” means all payment obligations of every nature of each Loan Party from time to time owed to any Agent (including former Agents) or any Lender from time to time under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

          “Offer Period” has the meaning specified in Section 2.15(a).
          “Other Taxes” has the meaning specified in Section 2.12(b).
          “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.
          “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
          “Permitted Commodity Hedge and Power Sale Agreement” means (a) Permitted Trading Activity entered into by any Loan Party and a Commodity Hedge Counterparty, including, without limitation, the Initial Commodity Hedge and Power Sale Agreements and (b) the transactions pursuant to each of the Material Contracts set forth on Part II of Schedule 4.01(t) (as amended, modified or replaced).
          “Permitted Development” means, after the Effective Date, the development or construction of any electric generating facility; provided that at the time any amount is invested (or committed to be invested) in respect of Permitted Developments that exceeds amounts permitted to be invested pursuant to Section 5.02(f)(ix) each of the following conditions are met:
          (a) the Permitted Development is financed with amounts permitted pursuant to Sections 5.02(b)(iii) and 5.02(f)(viii);
          (b) the Independent Engineer shall have certified that any such development or construction would not reasonably be expected to materially and adversely impact the operation of the Projects or the efficient generation and distribution of electricity from the Projects (both during and after such development or construction) and shall have confirmed to the Lenders that amounts invested and committed to be invested by the Borrower and the Guarantors are sufficient to pay for all costs associated therewith; and
          (c) each of S&P and Moody’s shall have provided written confirmation of their respective ratings of the Facility (as in effect immediately prior to giving effect to such Permitted Development).
          “Permitted Development Subsidiary” means any Subsidiary of a Loan Party created in connection with any Permitted Development.
          “Permitted Emissions Sales Gains” means gains (determined in accordance with GAAP) from the sales of Accumulated Emissions Credits to the extent such proceeds are deposited into the Revenue Account in accordance with the Security Deposit Agreement.
          “Permitted Encumbrances” means the Liens and encumbrances of record identified in the Second Lien Mortgage Policies as of the Effective Date.

          “Permitted Liens” means (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b); (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business (i) for amounts that are not overdue or (ii) for amounts that are overdue that (A) do not materially adversely affect the use of, and which do not individually or in the aggregate materially affect the value of, the Property to which they relate or (B) are bonded or are being contested in good faith by appropriate proceedings for which reserve and other appropriate provisions, if any, required by GAAP shall have been made; (c) pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security legislation or other similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) Liens arising from judgments (or the payment of money not constituting a Default under Section 6.01(h)) or securing appeal or other surety bonds related to such judgments; (f) Permitted Encumbrances; and (g) easements, rights-of-way, restrictions, encroachments and other minor defects or irregularities in title and any zoning (or other similar restrictions to, or vested in, any governmental office or agency to control or regulate the use of any Real Property), that individually or in the aggregate do not materially adversely affect the value of said Real Property or materially impair the ability of the Loan Parties to operate the Real Property to which they relate in the ordinary course of business.
          “Permitted RMR Revenues” means, for any period, funds transferred to the Revenue Account pursuant to Section 3.15(a)(iv) of the Security Deposit Agreement; provided that for purposes of determining the applicable Fiscal Quarter to which such funds will be included in Consolidated Net Income, funds transferred within 45 days following any Fiscal Quarter shall be deemed, at the option of the Borrower, to be included (without duplication) in Consolidated Net Income for such Fiscal Quarter or the immediately preceding Fiscal Quarter.
          “Permitted Second Lien Payment Date” means each Funding Date (as defined in the Security Deposit Agreement) on which the following conditions are met: (a) all First Lien Loans under, and First Lien Obligations then due and owing in respect of, the Facilities (as defined in the First Lien Credit Agreement) shall have been repaid in full and (b) amounts on deposit in, or credited to, the Synthetic L/C Cash Collateral Account (as defined in the Security Deposit Agreement) shall be equal to at least 103% of the unused Commitment of the Synthetic Issuing Bank (as defined in the First Lien Credit Agreement) under the Synthetic L/C Facility (as defined in the First Lien Credit Agreement) and the Available Amount (as defined in the First Lien Credit Agreement) of any issued and outstanding Synthetic Letters of Credit (as defined in the First Lien Credit Agreement).

          “Permitted Trading Activity” means the entry into of any Commodity Hedge and Power Sale Agreement in a manner consistent with Prudent Industry Practice from time to time in support of the marketing and trading related to the Projects or any Permitted Development, whether physical or financial, in each case, to the extent such activity is conducted in the ordinary course of business of the Borrower and the other Loan Parties.
          “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
          “Plan” means a Single Employer Plan or a Multiple Employer Plan.
          “Platform” has the meaning specified in Section 9.02(b).
          “Pledged Debt” has the meaning specified in the Second Lien Security Agreement.
          “Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.
          “Prepayment Account” has the meaning specified in the Security Deposit Agreement.
          “Prepayment Amount” has the meaning specified in Section 2.06(c).
          “Pro Rata Share” of any amount means, with respect to any Lender at any time and with respect to the Facility, the product of such amount times a fraction the numerator of which is the amount of Loans owed to such Lender under the Facility at such time and the denominator of which is the aggregate amount of the Loans then outstanding and owed to all Lenders under the Facility at such time.
          “Project Company” means each of Mystic I, Mystic Development and Fore River (and collectively, the “Project Companies”).
          “Projects” means Mystic Station Project, Mystic 8&9 Project, Fore River Project and, if applicable, the Permitted Development.
          “Property” means any right or interest in or to any asset or property of any kind whatsoever (including Equity Interests), whether real, personal or mixed and whether intangible or tangible.
          “Prudent Industry Practice” means those practices, methods, equipment, specifications and standards of safety and performance, as are commonly used by electric generating stations in the United States utilizing comparable fuels as good, safe and prudent engineering practices would dictate in connection with the design, construction, operation, maintenance, repair and use of electrical and other equipment, facilities and improvements of such electrical generating stations, with commensurate standards of safety, performance, dependability (including the implementation of procedures that shall not adversely affect the long term reliability of the Projects, in favor of short term performance), efficiency and economy, in each such case as the same may evolve from time to time, consistent with applicable law and considering the state in which a Project is located and the type and size of such Project. “Prudent Industry Practice” as defined herein does not necessarily mean one particular practice, method, equipment specification or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.
          “PUHCA” has the meaning specified in Section 4.01(v).
          “Pullback Amount” means, for any Fiscal Year, the amount (not to exceed $10,000,000) of the Base Capex Allowance for the following Fiscal Year which the Borrower, in its sole discretion, allocates to Capital Expenditures in the current Fiscal Year.
          “Qualified Owner” means any Person (including any Person Controlled by such Person) that (a) is a past or present owner of a Comparable Project, (b) has substantial experience as an operator of a Comparable Project or (c) has contracted for the operation of the Projects by K Road Manager or by a Person meeting the requirements of clause (b) of this definition.
          “Real Properties” means each item of Property listed on Schedules 4.01(r) and 4.01(s) hereto and any other real property subsequently acquired by any Loan Party covered by Section 5.01(j) hereof.
          “Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.
          “Register” has the meaning specified in Section 9.07(d).
          “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
          “Related Documents” means the Initial Commodity Hedge and Power Sale Agreements, the First Lien Loan Documents, the Mezzanine Documents and the Secured Hedge Agreements.

          “Related Fund” means, with respect to any Lender that is a Fund, any other Fund that is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.
          “Repayment Event” means the satisfaction of the following conditions: (a) the repayment in full in Cash of all of the outstanding principal amount of the Loans and all other Obligations (other than contingent Obligations) due and payable under the Loan Documents and (b) the termination of all Commitments.
          “Replacement Commodity Hedge and Power Sale Agreement” means, with respect to any Initial Commodity Hedge and Power Sale Agreement and the Eligible Permitted Commodity Hedge and Power Sale Agreement required pursuant to Section 5.01(s), any Eligible Permitted Commodity Hedge and Power Sale Agreement entered into by any Loan Party after the date hereof: (a) with a termination date that is no earlier than the termination date of the relevant Eligible Permitted Commodity Hedge and Power Sale Agreement it replaces; (b) that is otherwise on terms substantially consistent with, or more favorable to the Loan Parties than, the relevant Eligible Permitted Commodity Hedge and Power Sale Agreement it replaces; and (c) with respect to which the Borrower has delivered to the Administrative Agent amended projections giving pro forma effect to such replacement Eligible Permitted Commodity Hedge and Power Sale Agreement prepared in good faith based on reasonable assumptions in light of the conditions existing at such time and showing to the reasonable satisfaction of the Administrative Agent compliance with Section 5.04 at all times until the earlier of (i) the Maturity Date or (ii) the termination date applicable to such replacement Eligible Permitted Commodity Hedge and Power Sale Agreement.
          “Replacement Material Contract” shall mean any one or more contracts entered into in replacement of an existing Material Contract (i) with terms taken as a whole, as favorable to the Loan Parties as can be obtained based on market conditions prevailing at such time and (ii) with one or more counterparties (including any guarantor of, or letter of credit or other credit support providers to, such counterparty’s obligations) having substantially similar creditworthiness on the date of such replacement as the counterparty to the Material Contract being replaced.
          “Required Lenders” means, at any time, Lenders owed or holding more than 50% of the aggregate principal amount of the Loans outstanding at such time.
          “Required Rating” means with respect to (a) any Commodity Hedge Counterparty that is described in clause (a)(i) of the definition of “Commodity Hedge Counterparty” or any Hedge Bank either (i) the unsecured senior debt obligations of such Person are rated at least A3 by Moody’s and at least A- by S&P or (ii) such Person’s obligations under any applicable Permitted Commodity Hedge and Power Sale Agreement or Secured Hedge Agreement, as the case may be, are guaranteed by (or supported by a letter of credit provided by) a Person whose unsecured senior debt obligations are rated at least A3 by Moody’s and at least A- by S&P and (b) any other Commodity Hedge Counterparty either (i) the unsecured senior debt obligations of such

Person are rated at least Baa3 by Moody’s and at least BBB- by S&P, (ii) such Commodity Hedge Counterparty’s obligations under any applicable Permitted Commodity Hedge and Power Sale Agreement are guaranteed by a Commodity Hedge Counterparty that is described in clause (a)(ii) of the definition of “Commodity Hedge Counterparty” whose unsecured senior debt obligations are rated at least Baa3 by Moody’s and at least BBB- by S&P or (iii) such Commodity Hedge Counterparty’s obligations under any applicable Permitted Commodity Hedge and Power Sale Agreement are supported by a letter of credit provided by a Person whose unsecured senior debt obligations are rated at least A3 by Moody’s and at least A- by S&P.
          “Responsible Officer” means, as to any Person, any individual holding the position of chairman of the board (if an officer), president, chief executive officer, senior vice president, treasurer, chief financial officer or director of finance.
          “Revenue Account” has the meaning specified in the Security Deposit Agreement.
          “RMR Agreement” means the Cost-of-Service Agreement, effective as of January 1, 2006, among Mystic Development, LLC, Sempra Energy Trading Corp. and ISO New England Inc.
          “RMR Revenues” has the meaning specified in the Security Deposit Agreement.
          “S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.
          “Second Lien Collateral Agent” has the meaning specified in the recital of parties to this Agreement.
          “Second Lien Collateral Documents” means the Second Lien Pledge Agreement, Second Lien Security Agreement, the Security Deposit Agreement, the Second Lien Mortgages, each Second Lien Consent and Agreement, each of the collateral documents, instruments and agreements delivered pursuant to Section 5.01(j), and each other agreement that creates or purports to create a Lien in favor of the Second Lien Collateral Agent for the benefit of the Second Lien Secured Parties.
          “Second Lien Consent and Agreement” means (a) with respect to the Initial Commodity Hedge and Power Sale Agreement, a consent and agreement in substantially the form attached hereto as Exhibit F-1, and (b) with respect to any Material Contract entered into after the Effective Date, (i) if such Material Contract is a Permitted Commodity Hedge and Power Sale Agreement, a consent and agreement in favor of the Second Lien Collateral Agent (for the benefit of the Second Lien Secured Parties) in substantially the form attached hereto as Exhibit F-1 and (ii) in the case of any other such Material Contract, a consent and agreement in favor of the Second Lien Collateral Agent (for the benefit of the Second Lien Secured Parties) in substantially the form attached hereto as Exhibit F-2 or, in either case, otherwise in form and substance reasonably satisfactory to the Second Lien Collateral Agent and the Administrative Agent.
          “Second Lien Debt Service Reserve Requirement” means (a) on the Effective Date, $16,700,000 and (b) on any date of determination occurring after the Effective Date, an amount equal to 100% of the sum of the reasonably anticipated aggregate interest and fees payable during the following six (6) month period occurring after such date of determination in respect of the Facility.
          “Second Lien Mortgage Policies” has the meaning specified in Section 3.01(a)(iv).
          “Second Lien Mortgages” has the meaning specified in Section 3.01(a)(iv) and shall include any other deed of trust, trust deed, mortgage, leasehold mortgage or leasehold deed of trust delivered from time to time after the date hereof pursuant to Section 5.01(j), in each case as amended.
          “Second Lien Obligations” has the meaning specified in the Intercreditor Agreement.
          “Second Lien Pledge Agreement” means that certain Second Lien Pledge Agreement substantially in the form of Exhibit L and dated as of December 21, 2006 by EBG Holdings in favor of the Second Lien Collateral Agent for the benefit of the Second Lien Secured Parties, as amended.
          “Second Lien Secured Parties” has the meaning specified in the Intercreditor Agreement.
          “Second Lien Security Agreement” means that certain Second Lien Security Agreement substantially in the form of Exhibit K and dated December 21, 2006 by the Borrower and the Guarantors in favor of the Second Lien Collateral Agent for the benefit of the Second Lien Secured Parties, as amended.
          “Second Offer” has the meaning specified in Section 2.06(c).
          “Secured Hedge Agreement” has the meaning specified in the First Lien Credit Agreement.
          “Secured Party” has the meaning specified in the Intercreditor Agreement.
          “Security Deposit Agreement” means that certain Security Deposit Agreement substantially in the form of Exhibit H dated December 21, 2006 by the Borrower, the Guarantors, the First Lien Collateral Agent, the Second Lien Collateral Agent and the Depositary, as amended.

          “Semi-Annual Prepayment Date” has the meaning specified in the Security Deposit Agreement.
          “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
          “Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property and assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature (taking into account reasonably anticipated prepayments and refinancings) and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “SPC” has the meaning specified in Section 9.07(j).
          “Subordinated Obligations” has the meaning specified in Section 8.05.
          “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
          “Surviving Debt” means Debt of each Loan Party outstanding after giving effect to the Initial Extension of Credit on the Effective Date (other than Debt secured by the First Lien Collateral Documents and the Second Lien Collateral Documents).
          “Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Debt,” the principal amount of all (a) obligations of such

Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”), (b) obligations of such Person in respect of transactions entered into by such Person, the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of the issuance of Equity Interests) and (c) obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Debt” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing).
          “Taxes” has the meaning specified in Section 2.12(a).
          “Tender Offer” shall mean, collectively, (a) the offer by EBG Holdings to purchase outstanding units of limited liability company interest in EBG Holdings pursuant to the Offer to Purchase dated as of November 16, 2006 and the related letter of transmittal sent to holders of such units, as each may be amended and supplemented from time to time and (b) the repurchase of warrants and the cashless exercise of warrants referred to in such Offer to Purchase.
          “Terms of Subordination” means the Terms of Subordination attached hereto as Exhibit M.
          “Title Company” means Lawyers Title Insurance Corporation.
          “Transaction” means (a) the entering into of the Initial Commodity Hedge and Power Sale Agreements, (b) the Distribution and the Tender Offer, (c) the entering into of the First Lien Loan Documents and the refinancing of amounts outstanding under the Existing Credit Agreements in part with the proceeds of amounts under the First Lien Credit Agreement, (d) the entering into of the Loan Documents and the refinancing of amounts outstanding under the Existing Credit Agreements in part with the proceeds of amounts under this Agreement, (e) the entering into of the Mezzanine Documents and (f) the other transactions contemplated by the Transaction Documents.
          “Transaction Costs” has the meaning set forth in the preliminary statements hereto.
          “Transaction Documents” means, collectively, the Loan Documents and the Related Documents.
          “Type” refers to the distinction between Loans bearing interest at the Base Rate and Loans bearing interest at the Eurodollar Rate.
          “UCC Fixture Filing” has the meaning specified in Section 3.01(a)(iv)(A).
          “Units” means units of limited liability company interests in EBG Holdings.

          “Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
          “Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
                    SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.
                    SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in effect in the United States from time to time (“GAAP”); provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II
AMOUNTS AND TERMS OF THE LOANS
                    SECTION 2.01. The Loans. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a “Loan”) to the Borrower on the Effective Date in an amount not to exceed such Lender’s Commitment at such time. The Borrowing shall consist of Loans made simultaneously by the Lenders ratably according to their Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.
                    SECTION 2.02. Making the Loans. (a) The Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing, in the case of a Borrowing consisting of Eurodollar Rate Loans, or the same Business Day of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Loans, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier or electronic communication. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or by telecopier or electronic communication, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Types of Loans comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) in the case of a Borrowing consisting of Eurodollar Rate Loans, the initial Interest Period for each such Loan. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with its respective Commitment. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Funding Account.
          (b) Anything in subsection (a) above to the contrary notwithstanding, the Borrower may not select Eurodollar Rate Loans for any Borrowing if the obligation of the Lenders to make Eurodollar Rate Loans shall then be suspended pursuant to Section 2.09 or 2.10.
          (c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (but excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such Borrowing when such Loan, as a result of such failure, is not made on such date.
          (d) Unless the Administrative Agent shall have received notice from an Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Loan as part of such Borrowing for all purposes.

          (e) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.
               SECTION 2.03. [Reserved].
               SECTION 2.04. Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date the aggregate principal amount of the Loans then outstanding.
               SECTION 2.05. [Reserved].
               SECTION 2.06. Prepayments.
          (a) Optional. From and after the Permitted Second Lien Payment Date (unless otherwise permitted by the First Lien Loan Documents or consented to by the First Lien Lenders), the Borrower may, upon at least one (1) Business Day’s irrevocable notice in the case of Base Rate Loans and three (3) Business Days’ irrevocable notice in the case of Eurodollar Rate Loans, in each case to the Administrative Agent (provided that, if a notice is conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of debt or equity, such notice may be revoked by the Borrower (by notice to the Administrative Agent) if such credit facilities do not become effective or such other transaction does not close, subject to the obligations of the Borrower under Section 9.04(c)) stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall prepay the outstanding aggregate principal amount of the Loans comprising part of the same Borrowing in whole or ratably in part, together with accrued and unpaid interest to the date of such prepayment; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, (ii) if any prepayment of a Eurodollar Rate Loan is made on a date other than the last day of an Interest Period for such Loan, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c) and (iii) the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders, the Call Premium, if any.
          (b) Mandatory. (i) Subject to the terms of the Security Deposit Agreement, the Borrower shall on the date specified in the last sentence of clause (c) below prepay an aggregate principal amount of the Loans plus accrued and unpaid interest thereon to the date of prepayment and any amounts owing pursuant to Section 9.04(c) comprising part of the same Borrowings with funds then on deposit in the Prepayment Account on each Semi-Annual Prepayment Date (other than Net Cash Proceeds (if any) referred to in clause (ii) below) in accordance with the provisions of priority fifth of Section 3.8 of the Security Deposit Agreement.
          (ii) Subject to the Security Deposit Agreement, following the receipt of any Net Cash Proceeds of any Casualty Event, Event of Eminent Domain, Asset Sale, Equity Issuance or the incurrence or issuance of any Debt (other than Debt permitted to be incurred pursuant to Section 5.02(b)), the Borrower shall on the date specified in the last sentence of clause (c) below prepay an aggregate principal amount of the Loans plus accrued and unpaid interest thereon to the date of prepayment and any amounts owing pursuant to Section 9.04(c) in accordance with the provisions of priority fifth of Section 3.8 of the Security Deposit Agreement.
          (c) Procedures; Option to Decline. Not later than 11:00 a.m. (New York City time) on the Business Day following each Semi-Annual Prepayment Date, in the cause of clause (b)(i) above, or following the receipt of Net Cash Proceeds, in the case of clause (b)(ii) above, the Borrower shall notify the Administrative Agent of the amount that is available to prepay such Loans (the “Prepayment Amount”). On the date of receipt of such notice, or, if such notice is received after 11:00 A.M. (New York City time), on the next succeeding Business Day, the Administrative Agent shall provide written notice (the “First Offer”) to the Lenders of the amount available to prepay the Loans. Any Lender, at its option, may elect not to accept any prepayment of such Loans pursuant to Section 2.06(b). Any Lender declining such prepayment (a “Declining Lender”) shall give written notice thereof to the Administrative Agent by 11:00 a.m. (New York City time) no later than two Business Days after the date of such notice from the Administrative Agent. On such date the Administrative Agent shall then provide written notice (the “Second Offer”) to the Lenders other than the Declining Lenders (such Lenders being the “Accepting Lenders”) of the additional amount available (due to such Declining Lenders’ declining such prepayment) to prepay such Loans owing to such Accepting Lenders. Any Lender declining prepayment pursuant to such Second Offer, shall give written notice thereof to the Administrative Agent by 11:00 a.m. (New York City time) no later than two Business Days after the date of such notice of a Second Offer, and, on such date, the Administrative Agent shall give written notice to the Borrower of the amount of the prepayments required to be made on the applicable prepayment date pursuant to Section 2.06(b), after giving effect to the First Offer and the Second Offer. The Borrower shall direct the prepayment of such Loans in accordance with the Security Deposit Agreement, in the aggregate amount specified in the notice from the Administrative Agent described in the immediately preceding sentence, within one Business Day after its receipt of notice from the Administrative Agent of the aggregate amount of such prepayment.
          (d) Application of Prepayment by Type of Loans. In connection with any voluntary prepayments by the Borrower pursuant to clause (a) above, any voluntary prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 9.04(c).
          (e) In connection with any mandatory prepayments by the Borrower of the Loans pursuant to clause (b) and Section 2.15, such prepayments shall be applied on a pro rata basis to the then outstanding Loans being prepaid irrespective of whether such outstanding Loans are Base Rate Loans or Eurodollar Rate Loans; provided, that if no Lenders exercise the right to waive a given mandatory prepayment of the Loans pursuant to clause (c) above or Section 2.15 then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Loans that are Base Rate Loans to the full extent thereof before application to Loans that are Eurodollar Rate Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 9.04(c).
               SECTION 2.07. Interest.
          (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan owing to each Lender from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:
          (i) Base Rate Loans. During such periods as such Loan is a Base Rate Loan, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last Business Day of each December, March, June and September during such periods and on the date such Base Rate Loan shall be Converted or paid in full commencing on the last Business Day of March 2007.
          (ii) Eurodollar Rate Loans. During such periods as such Loan is a Eurodollar Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of (A) the Eurodollar Rate for such Interest Period for such Loan plus (B) the Applicable Margin in effect, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three (3) months, on each day that occurs during such Interest Period every three (3) months from the first day of such Interest Period and on the date such Eurodollar Rate Loan shall be Converted or paid in full.
          (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the request of the Required Lenders shall, require that the Borrower pay interest (“Default Interest”) on (i) the unpaid principal amount of each Loan owing to each Lender, payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.07(a), as applicable, and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Loan pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Loans pursuant to clause (i) of Section 2.07(a); provided, however, that following the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent. Payment or acceptance of the increased rates of interest provided for in this Section 2.07(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

          (c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period,” the Administrative Agent shall give notice to the Borrower and each Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.
               SECTION 2.08. Fees. The Borrower shall pay to each Agent for its own account such fees as may from time to time be agreed between the Borrower and such Agent.
               SECTION 2.09. Conversion of Loans.
          (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.10, Convert all or any portion of the Loans of one Type comprising the same Borrowing into Loans of the other Type; provided, however, that any Conversion of Eurodollar Rate Loans into Base Rate Loans shall be made only on the last day of an Interest Period for such Eurodollar Rate Loans or, if made on another date, shall be subject to the provisions of Section 9.04(c), any Conversion of Base Rate Loans into Eurodollar Rate Loans shall be in an amount not less than the minimum amount specified in Section 2.02(b), no Conversion of any Loans shall result in more separate Borrowings than permitted under Section 2.02(b) and each Conversion of Loans comprising part of the same Borrowing shall be made ratably among the Lenders in accordance with their Commitments. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Loans to be Converted and (iii) if such Conversion is into Eurodollar Rate Loans, the duration of the initial Interest Period for such Loans. Each notice of Conversion shall be irrevocable and binding on the Borrower.
          (b) Mandatory. (i) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Loan shall have an Interest Period of one month.
          (ii) Upon the occurrence and during the continuance of any Event of Default, (x) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan and (y) the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended.
               SECTION 2.10. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining Eurodollar Rate Loans (excluding, for purposes of this Section 2.10, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis or rate of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.
          (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to make Loans and other commitments of such type, then, upon demand by such Lender or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to make Loans. A certificate as to such amounts submitted to the Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest error.
          (c) If, with respect to any Eurodollar Rate Loans, Lenders owed at least 33⅓% of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Loans will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Loan under such Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan and (ii) the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended, in each case, until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist, in which case the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be reinstated.
          (d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Loan under which such Lender has a Commitment will automatically, upon such demand, Convert into a Base Rate Loan and (ii) the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended, in each case, until the

Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist, in which case the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be reinstated; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.
               SECTION 2.11. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.13), not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day in the Administrative Agent’s sole discretion. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.
          (b) The Borrower hereby authorizes each Lender and each of its Affiliates, if and to the extent payment owed to such Lender is not made when due hereunder or under the other Loan Documents to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender or such Affiliate any amount so due.
          (c) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (d) Except as otherwise provided under the Loan Documents, whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the preceding Business Day.
          (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.
          (f) If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Loans to which, or the manner in which, such funds are to be applied, the Administrative Agent may, if no instructions with respect thereto are received from the Lenders upon request, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the aggregate principal amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.
               SECTION 2.12. Taxes. (a) Any and all payments by any Loan Party to or for the account of any Lender or any Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and each Agent, (x) taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender or such Agent, as the case may be, is organized (or any political subdivision thereof), has its Applicable Lending Office, has a permanent establishment or is engaged in business (other than the business that the Lender is engaged in solely by reason of the transactions contemplated by this Agreement), (y) any branch profits taxes imposed by the United States of America and (z) withholding taxes imposed under law in effect on the date hereof or at the time the Lender designates a new Applicable Lending Office, other than any new Applicable Lending Office designated at the written request of a Loan Party (in the case of a Lender that is not an Initial Lender, this clause (z) shall include taxes imposed under law in effect on the date such Lender becomes a Lender, except to the extent that the Lender’s predecessor would have been entitled to receive additional amounts under this Section 2.12(a)) and, in the case of each Lender, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any other Loan Document being hereinafter referred to as “Taxes”). If any Loan Party or the Administrative Agent shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or any Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
          (b) In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property (including intangible property, but with regard to all property taxes, only to the extent relating to property of a Loan Party) mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).
          (c) The Loan Parties shall indemnify each Lender and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within thirty (30) days from the date such Lender or such Agent (as the case may be) makes written demand therefor.
          (d) Within thirty (30) days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.12, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
          (e) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI or (in the case of a Lender that has certified in writing to the Administrative Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of any Loan Party or (iii) a controlled foreign corporation related to any Loan Party (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document or, in the case of a Lender that has certified that it is not a “bank” as described above, certifying that such Lender is a foreign corporation, partnership, estate or trust. As provided in Section 2.12(a), if the forms provided by a Lender at the time such Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI or the related certificate described above, that the applicable Lender reasonably considers to be confidential, such Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.
          (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take such steps as such Lender shall reasonably request, at the Lender’s sole expense and as long as the Loan Parties determine that such steps will not, in the reasonable judgment of the Loan Parties, be disadvantageous to the Loan Parties, to assist such Lender to recover such Taxes.

          (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. In addition, if a Lender determines, in such Lender’s sole discretion, that it has received a refund or credit in respect of any Taxes or Other Taxes as to which it has been indemnified pursuant to Section 2.12(c), or with respect to which additional amounts have been paid pursuant to Section 2.12(a), such Lender shall pay to the Borrower an amount equal to such refund (but such amount in no event to exceed the amount of any indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.12 with respect to the Taxes or Other Taxes giving rise to such refund) net of all out-of-pocket expenses of such Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of such Lender, shall agree to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender in the event such Lender subsequently determines that such refund or credit is unavailable under applicable law or is otherwise required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require a Lender to rearrange its tax affairs or to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
          (h) The Administrative Agent shall deliver to each Loan Party on the Effective Date (and shall keep effective thereafter) two duly completed copies of Internal Revenue Service Form W-8IMY, or any successor or other form prescribed by the Internal Revenue Service, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with each Loan Party to be treated as a U.S. person with respect to such payments (and each Loan Party and the Administrative Agent agree to so treat the Administrative Agent as a U.S. Person with respect to such payments), with the effect that each Loan Party can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States.
               SECTION 2.13. Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07), (a) on account of Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such interests or participating interests in the Obligations as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Loan Parties agree that any Lender so purchasing an interest or participating interest from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender were the direct creditor of the Loan Parties in the amount of such interest or participating interest, as the case may be.
               SECTION 2.14. Use of Proceeds. The proceeds of the Loans shall be available (and the Borrower agrees that it shall use such proceeds) solely (i) to refinance all outstanding indebtedness under the Existing Credit Agreements, (ii) to provide working capital for the Loan Parties, (iii) to fund the Distribution and the Tender Offer of EBG Holdings, (iv) pay transaction fees and expenses and (v) provide funds for other general corporate and working capital purposes.
               SECTION 2.15. Change of Control Prepayment. (a) No later than three (3) Business Days after the occurrence of a Change of Control, the Borrower shall through the Administrative Agent offer to each Lender (by delivery of a prepayment offer to the Administrative Agent) to prepay all (but not part) of its outstanding Loans in accordance with this Section 2.15. The prepayment offer may be conditioned on the occurrence of such Change of Control (if made prior to such occurrence) and otherwise shall be irrevocable and shall state: (i) the proposed date of such prepayment and/or return (which date shall be no earlier than (x) the end of the Offer Period and (y) the date of the applicable Change of Control and no later than ten (10) Business Days from the date of the applicable Change of Control) (or, if later, the end of the Offer Period); (ii) the prepayment price (which, with respect to each Lender, shall be calculated as the sum of (A) the aggregate principal amount of the outstanding Loans made by such Lender, (B) the greater of (x) an amount equal to 1.00% of the aggregate principal amount of such outstanding Loans made by such Lender and (y) the Call Premium (if any), (C) all accrued and unpaid interest on such Loans and (D) all accrued interest on the principal amount being repaid, prepaid or returned and any amounts owing pursuant to Section 9.04(c)); (iii) that each Lender that accepts such prepayment offer must accept such offer with respect to all (but not part) of its Loans; (iv) that each Lender must accept such offer by delivering notice of such acceptance to the Administrative Agent within ten (10) days after the date the Borrower makes its offer to such Lender (the “Offer Period”); and (v) in reasonable detail, the nature of the applicable Change of Control and the projected impact of such Change of Control on the Projects, the operations thereof and the Borrower and the Guarantors.
          (b) The Borrower shall comply with the terms of each such prepayment offer. Each Lender shall have the right to accept such offer prior to the expiration of the applicable Offer Period.
          (c) [Reserved].
          (d) The Commitments of each Lender that accepts a prepayment offer in accordance with this Section 2.15 shall terminate in its entirety on the date such Lender’s Loans are repaid or, if later, scheduled to be repaid or returned.
               SECTION 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Note, as applicable, in substantially the form of Exhibit A hereto, respectively, payable to the order of such Lender in a principal amount equal to the Loans, respectively, of such Lender. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.
          (b) The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Loans comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.
          (c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

               SECTION 2.17. Duty to Mitigate. In the event that any Lender demands payment of costs or additional amounts pursuant to Section 2.10 or 2.12 or asserts, pursuant to Section 2.10(d), that it is unlawful for such Lender to make Eurodollar Rate Loans then (subject to such Lender’s right to rescind such demand or assertion within ten (10) days after the notice from the Borrower referred to below) the Borrower may, upon twenty (20) days’ prior written notice to such Lender and the Administrative Agent, elect to cause such Lender to assign its Loans and Commitments in full to one or more Persons selected by the Borrower so long as (i) each such Person satisfies the criteria of an Eligible Assignee and is reasonably satisfactory to the Administrative Agent, (ii) such Lender receives payment in full in cash of the outstanding principal amount of all Loans made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender as of the date of such assignment (including, without limitation, amounts owing pursuant to Sections 2.10, 2.12 and 9.04) and (iii) each such assignee agrees to accept such assignment and to assume all obligations of such Lender hereunder in accordance with Section 9.07.
ARTICLE III
CONDITIONS TO EFFECTIVENESS AND OF LENDING
               SECTION 3.01. Conditions Precedent. Section 2.01 of this Agreement shall become effective on and as of the first date on or before December 21, 2006 (the “Effective Date”) on which the following conditions precedent have been satisfied (and the obligation of each Lender to make a Loan on the occasion of the initial Borrowing hereunder is subject to the satisfaction of such conditions precedent before or concurrently with the Effective Date):
          (a) The Administrative Agent shall have received on or before the Effective Date the following, each dated as of such date (unless otherwise specified) and in form and substance reasonably satisfactory to the Administrative Agent:
          (i) The Notes payable to the order of the Lenders to the extent requested by the Lenders pursuant to the terms of Section 2.16.
          (ii) The Second Lien Security Agreement substantially in the form of Exhibit K duly executed by the Borrower, each Guarantor and the Second Lien Collateral Agent, together with:
          (A) confirmation reasonably satisfactory to the Administrative Agent that (1) certificates (if any) representing the Initial Pledged Equity (as defined in the Second Lien Security Agreement) accompanied by undated membership interest powers or stock powers, as applicable, executed in blank, and (2) instruments evidencing the Initial Pledged Debt (as defined in the Second Lien Security Agreement), indorsed in blank, in each case, have been delivered to the Second Lien Collateral Agent,

          (B) appropriately completed financing statements in form appropriate for filing under the Uniform Commercial Code in the State of Delaware, covering the Collateral described in the Second Lien Security Agreement,
          (C) completed requests for information or similar search reports, dated on or not more than fourteen (14) days before the Effective Date, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,
          (D) certified copies of each Material Contract,
          (E) each Second Lien Consent and Agreement in respect of each Initial Commodity Hedge and Power Sale Agreement and each other Material Contract then in effect (other than each of the Material Contracts set forth on Part III of Schedule 4.01(t)), duly executed by each party to such Initial Commodity Hedge and Power Sale Agreement or Material Contract, as applicable, and
          (F) evidence that all other action that the Administrative Agent and the Second Lien Collateral Agent may deem reasonably necessary in order to perfect and protect the second priority liens and security interests created under the Second Lien Security Agreement has been taken (including, without limitation, receipt of duly executed payoff letters and UCC-3 termination statements).
          (iii) The Second Lien Pledge Agreement substantially in the form of Exhibit L duly executed by EBG Holdings and the Second Lien Collateral Agent, together with:
          (A) Confirmation reasonably satisfactory to the Administrative Agent that certificates, if any, representing the Initial Pledged Equity (as defined in the Second Lien Pledge Agreement) accompanied by undated membership interest powers or stock powers, as applicable, executed in blank have been delivered to the Second Lien Collateral Agent,
          (B) appropriately completed financing statements in form appropriate for filing under the Uniform Commercial Code in the State of Delaware, covering the Collateral described in the Second Lien Pledge Agreement,
          (C) completed requests for information or similar search reports, dated on or not more than fourteen (14) days before the Effective Date, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name EBG Holdings as debtor, together with copies of such other financing statements, and
          (D) evidence that all other action that the Administrative Agent and the Second Lien Collateral Agent may deem reasonably necessary in order to perfect and protect the second priority liens and security interests created under the Second Lien Pledge Agreement has been taken (including, without limitation, receipt of duly executed payoff letters and UCC-3 termination statements).
          (iv) Original counterparts of the mortgages, deeds of trust or security deeds encumbering each of the Real Properties and substantially in the form of Exhibit D (the “Second Lien Mortgages”) duly executed and delivered by the appropriate Loan Party in recordable form, together with:
          (A) to the extent necessary under applicable law, Uniform Commercial Code Financing Statements covering fixtures (“UCC Fixture Filings”) appropriately completed for filing in the appropriate filing or recording offices,
          (B) evidence that counterparts of the Second Lien Mortgages and UCC Fixture Filings have been either (x) duly recorded on or before the Effective Date or (y) duly executed, acknowledged and delivered to the Title Company in form suitable for filing or recording, in all filing or recording offices necessary in order to create a valid second and subsisting Lien on the property described therein in favor of the Second Lien Collateral Agent for the benefit of the Second Lien Secured Parties and that all filing and recording taxes and fees have been paid to the Title Company,
          (C) certified copies of the fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or an irrevocable written commitment to issue mortgage title policies or marked-up unconditional binders for such insurance (the “Second Lien Mortgage Policies”) in amounts and in form and substance, and with endorsements (including zoning endorsements) to the extent available, reasonably acceptable to the Administrative Agent and the Second Lien Collateral Agent, issued by the Title Company, reinsured by title insurers reasonably acceptable to the Administrative Agent and the Second Lien Collateral Agent, insuring the Second Lien Mortgages to be valid second and subsisting Liens on the property described therein, free of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Liens, and providing for such other affirmative insurance, to the extent available (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens), in form acceptable to the Administrative Agent and the Second Lien Collateral Agent,
          (D) certified copies of American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated no more than sixty (60) days before the Effective Date, certified to the Administrative Agent and the Second Lien Collateral Agent and the Title Company using a form of certification reasonably acceptable to the Administrative Agent and the Second Lien Collateral Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located showing the matters required by such certification and the absence of material encroachments and any other material defects other than encroachments or other defects acceptable to the Administrative Agent and the Second Lien Collateral Agent, and
          (E) Proof of payment to the Title Company of (A) all expenses and premiums of the Title Company in connection with the issuance of the Second Lien Mortgage Policies and (B) an amount equal to any fees or taxes including, without limitation, the recording, mortgage, intangible, transfer and stamp taxes payable in connection with recording the Second Lien Mortgages and UCC Fixture Filings, if applicable, in the appropriate government office(s),
          (F) Certified copies of permanent and unconditional certificates of occupancy (or, if it is not the practice to issue certificates of occupancy in a jurisdiction in which the facilities to be covered by the Mortgages are located, then such other evidence reasonably satisfactory to the Administrative Agent and the Second Lien Collateral Agent) permitting the fully functioning operation and occupancy of each such facility and of such other permits necessary for the use and operation of each such facility issued by the respective governmental authorities having jurisdiction over each such facility, and
          (G) evidence of the insurance required by the terms of the Second Lien Mortgages.
          (v) The Intercreditor Agreement substantially in the form of Exhibit G duly executed by the Borrower, the Guarantors, EBG Holdings, the First Lien Collateral Agent, the Second Lien Collateral Agent, the Administrative Agent, the First Lien Administrative Agent and Credit Suisse Energy LLC.
          (vi) The Security Deposit Agreement substantially in the form of Exhibit H duly executed by the Borrower, each Guarantor, the First Lien Collateral Agent, the Second Lien Collateral Agent and the Depositary.

          (vii) Certified copies of the resolutions of the sole members of the Borrower and the Board of Directors of EBG Holdings and authorizations of the sole member or Board of Directors, as applicable, of each other Guarantor approving the Transaction and each Transaction Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the Transaction and each Transaction Document to which it is or is to be a party.
          (viii) A copy of a certificate of the Secretary of State of Delaware, dated reasonably near the Effective Date certifying (A) as to a true and correct copy of the certificate of formation or certificate of incorporation, as the case may be, of each Loan Party and EBG Holdings and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Loan Party’s and EBG Holding’s certificate of formation or certificate of incorporation, as the case may be, on file in such Secretary’s office, (2) to the extent applicable, each of such Loan Party and EBG Holdings has paid all franchise taxes to the date of such certificate and (3) to the extent applicable, each of such Loan Party and EBG Holdings is duly formed and in good standing or presently subsisting under the laws of the State of Delaware.
          (ix) A certificate of each Loan Party and EBG Holdings signed on behalf of such Loan Party and EBG Holdings by a Responsible Officer thereof, dated the Effective Date (the statements made in such certificate shall be true on and as of the Effective Date), certifying as to (A) the absence of any amendments to the certificate of formation or certificate of incorporation, as the case may be, of such Loan Party or EBG Holdings (as applicable) since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(viii), (B) a true and correct copy of the limited liability company agreement or bylaws, as the case may be, of such Loan Party or EBG Holdings (as applicable) as in effect on the date on which the resolutions referred to in Section 3.01(a)(vii) were adopted and on the Effective Date, (C) the due formation and good standing or valid existence of such Loan Party or EBG Holdings (as applicable) as a limited liability company or corporation, as the case may be, organized under the laws of the jurisdiction of its formation, and the absence of any proceeding for the dissolution or liquidation of such Loan Party or EBG Holdings (as applicable) and (D) the truth in all material respects of the representations and warranties contained in the Loan Documents as though made on and as of the Effective Date.
          (x) Certificates of EBG Holdings and each of the Loan Parties executed by an authorized officer thereof in each case certifying the name and true signature of the officer of EBG Holdings or such Loan Party authorized to sign each Transaction Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

          (xi) Certified copies of each of the Related Documents, duly executed by the parties.
          (xii) Certificates in substantially the form of Exhibit E, attesting to (A) the Solvency of EBG Holdings and its Subsidiaries on a Consolidated basis after giving effect to the Transaction and the other transactions contemplated thereby, and (B) the Solvency of the Borrower and its Subsidiaries on a Consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, in each case from the director of finance of EBG Holdings.
          (xiii) (A) A certified hard copy of, and a computer disk containing, pro forma balance sheets, income statements and cash flow statements with respect to EBG Holdings consolidated with its Subsidiaries for the period through Fiscal Year 2014, on a quarterly basis for the period from January 1, 2007 through December 31, 2008 and on an annual basis for each year thereafter (the “Base Case Projections”); and (B) a certified copy of the operating budget for the Borrower and its Subsidiaries for Fiscal Year 2007 (the “Initial Operating Budget”).
          (xiv) (A) Certified copies of audited financial statements of the Borrower and its Subsidiaries dated December 31, 2005 and interim financial statements of the Borrower and its Subsidiaries dated the end of each Fiscal Quarter ending since December 31, 2005, and (B) the Consolidated pro forma balance sheet of the Borrower and its Subsidiaries as of September 30, 2006, and the related Consolidated pro forma statement of income of the Borrower and its Subsidiaries for the twelve (12) month period then ended.
          (xv) Copies of final due diligence reports updated within thirty (30) days of the Effective Date from the following consultants in form and substance reasonably satisfactory to the Administrative Agent: (A) the Independent Engineer; (B) the Independent Power Market Consultant; and (C) the Independent Insurance Consultant.
          (xvi) Copies of all certificates representing the policies, endorsements and other documents required under Section 5.01(d) to be in effect as of the Effective Date, accompanied by (A) a certificate of the Borrower signed by a Responsible Officer certifying that the copies of each of the policies, endorsements and other documents delivered pursuant to this Section 3.01(a)(xvi) are true, correct and complete copies thereof, (B) letters from the Borrower’s insurance brokers or insurers, dated not earlier than fifteen (15) days prior to the Effective Date, stating with respect to each such insurance policy that (1) such policy is in full force and effect, (2) all premiums theretofore due and payable thereon have been paid and (3) the underwriters of such insurance have agreed that the policies, when issued, will contain the provisions required under Section 5.01(d) and (C) a certificate from the Independent Insurance Consultant in form and substance reasonably satisfactory to the Lenders confirming that such required insurance is in full force and effect in accordance with the terms of this Agreement.
          (xvii) A favorable opinion of Debevoise & Plimpton LLP, counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.
          (xviii) Favorable opinions of Nutter, McClennen & Fish LLP, local counsel for the Loan Parties with respect to the enforceability and perfection of each Second Lien Mortgage and any related fixture filings and with respect to local permitting, in each case, in form and substance reasonably satisfactory to the Administrative Agent.
          (xix) A favorable opinion of White & Case LLP, special federal energy regulatory counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.
          (xx) Account control agreements reasonably acceptable to the Administrative Agent and the Second Lien Collateral Agent for the Local Accounts executed by the depositary financial institution holding such accounts and the applicable Loan Parties.
          (xxi) Reasonable evidence that, concurrent with or promptly following the consummation of the transaction contemplated hereby, (A) the Accounts have been established in accordance with the requirements of the Security Deposit Agreement, and (B) after giving effect to the Borrowings to be made on the Effective Date, the Second Lien Debt Service Reserve Requirement has been satisfied.
(b) [Reserved].
(c) The Lenders shall be reasonably satisfied that:
          (i) all Existing Debt, other than Surviving Debt, has been (or is contemporaneously being) prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and all commitments relating thereto terminated (or contemporaneously therewith terminated) and that all Surviving Debt is on terms and conditions reasonably satisfactory to the Lenders;
          (ii) all Liens securing payment of any Existing Debt shall have been released; and
          (iii) the Administrative Agent shall have received all Uniform Commercial Code Form UCC-3 termination statements, mortgage releases, pay-

off letters and other instruments as may be necessary or desirable, in the reasonable judgment of the Administrative Agent, in connection therewith.
          (d) Before giving effect to the Transaction, there shall have occurred no Material Adverse Change since December 31, 2005.
          (e) Except as set forth on Schedule 4.01(g), there shall exist no action, suit, investigation, litigation or proceeding affecting EBG Holdings or any Loan Party pending or threatened in writing before any Governmental Authority that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transaction.
          (f) Except for any Governmental Authorizations required in connection with the Lenders’ exercise of remedies under the Loan Documents, all Governmental Authorizations and member, shareholder and third party consents and approvals necessary in connection with the Transaction or for the ownership and operation of the Projects shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in full force and effect.
          (g) The Borrower shall have paid (or shall be contemporaneously paying from the proceeds of the Loans) all accrued fees of the Agents and the Lenders and all accrued expenses of the Agents (including the accrued fees and expenses of counsel to the Administrative Agent and local counsel to the Lenders).
          (h) The Administrative Agent shall have received evidence reasonably satisfactory to it that prior to, or concurrently with, the making of the Initial Extension of Credit hereunder:
          (i) the Borrower shall have received not less than $1,130,000,000 in gross cash proceeds from borrowings $250,000,000 in letter of credit commitments and $70,000,000 in revolving credit commitments, in each case, under the First Lien Credit Agreement; and
          (ii) EBG Holdings shall have received not less than $300,000,000 in gross cash proceeds from borrowings under the Mezzanine Documents.
          (i) The Related Documents, including the Mezzanine Documents, Initial Commodity Hedge and Power Sale Agreements and the First Lien Loan Documents, shall have been executed and delivered by all parties thereto and shall be effective, and all material obligations to be performed under any such documents on or before the Effective Date shall have been performed.
          (j) The Facility shall have been rated by each of S&P and Moody’s.
          (k) The Lenders shall have received, to the extent requested, on or before the date which is five (5) Business Days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including the Patriot Act.
          (l) The Administrative Agent shall have received the Closing Date Funds Flow Memo substantially in the form attached hereto as Exhibit N (the “Closing Date Summary Funds Flow Memo”).
               SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance. The obligation of each Lender to make a Loan on the occasion of the initial Borrowing shall be subject to the further conditions precedent that on the date of such Borrowing the following statements shall be true and the Administrative Agent shall have received for the account of such Lender a certificate signed by a duly authorized officer of the Borrower, dated the date of such Borrowing, stating that (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing such statements are true):
          (a) the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date, as though made on and as of such date, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, except for representations and warranties that speak as of an earlier date or period which shall be true and correct as of such date or period; and
          (b) with respect to the Initial Extension of Credit on the Effective Date, no Default has occurred and is continuing, or would result from such Initial Extension of Credit or from the application of proceeds therefrom.
               SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Effective Date specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
               SECTION 4.01. Representations and Warranties. Each Loan Party represents and warrants on behalf of itself as follows:
     (a) Organization. It (i) is a limited liability company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing as a limited liability company or corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite limited liability company or corporate (as applicable) power and authority (including, without limitation, all material Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.
     (b) Location. Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Loan Parties and their Subsidiaries, showing as of the date hereof (as to each Loan Party and each such Subsidiary) the jurisdiction of its formation or incorporation (as applicable), the address of its principal place of business and its U.S. taxpayer identification number. The copy of the certificate of formation or certificate of incorporation, as applicable, of each Loan Party and each amendment thereto provided pursuant to Section 3.01(a)(viii) is a true and correct copy of each such document, each of which is valid and in full force and effect.
     (c) Ownership Information. Set forth on Schedule 4.01(c) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its formation, the number of shares or membership interests (as applicable) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares or membership interests (as applicable) covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Loan Party’s Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the First Lien Collateral Documents, the Second Lien Collateral Documents or Permitted Liens.
     (d) Authorization; Non-Contravention. The execution, delivery and performance by each Loan Party of each Transaction Document to which it is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s limited liability company or corporate (as applicable) powers, have been duly authorized by all necessary limited liability company or corporate (as applicable) action, and do not (i) contravene such Loan Party’s limited liability company agreement, certificate of incorporation, bylaws or other constituent documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award applicable to or binding on it, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, a Contractual Obligation of any Loan Party (except to the extent such conflict, breach, default or payment could not reasonably be expected to have a Material Adverse Effect) or (iv) except for the Liens created under the First Lien Collateral Documents and the Second Lien Collateral Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the Properties of any Loan Party or any of its Subsidiaries. As of the Effective Date, no Loan Party is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.
     (e) Consents and Approvals. (i) No Governmental Authorization, and no notice to, filing with, or consent or approval of any other third party is required for (A) the due execution, delivery, recordation, filing or performance by any Loan Party of any Transaction Document to which it is or is to be a party, or for the consummation of the Transaction, (B) the grant by any Loan Party of the Liens granted by it pursuant to the Second Lien Collateral Documents, (C) the perfection or maintenance of the Liens created under the Second Lien Collateral Documents (including the second priority nature thereof) or (D) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Second Lien Collateral Documents, except for (1) those authorizations, approvals, actions, notices and filings set forth on Schedule 4.01(e), (I) all of which have been duly obtained, taken, given or made, (II) are in full force and effect, (III) are free from conditions or requirements that have not been met or complied with, (2) authorizations, approvals, actions, notices and filings required by securities, regulatory or applicable law in connection with an exercise of remedies or (3) those Governmental Authorizations, notices, filings with, or consents of, any other third party, the failure of which to obtain and maintain could not reasonably be expected to result in a Material Adverse Effect.
     (i) No Governmental Authorization, and no notice to, filing with, or consent or approval of any Governmental Authority or any other third party is required in connection with the operation of the Projects in accordance with applicable law and as otherwise contemplated by this Agreement, except for (A) the Governmental Authorizations, notices and filings set forth on Schedule 4.01(e), (1) all of which have been duly obtained, taken, given or made, (2) are in full force and effect and (3) are free from conditions or requirements that have not been met or complied with or (B) those Governmental Authorizations, notices, filings with or consents of any other third party, the failure of which to obtain and maintain could not reasonably be expected to result in a Material Adverse Effect.

     (f) Binding Agreement. This Agreement has been, and each other Transaction Document when delivered hereunder will have been, duly executed and delivered by each Loan Party thereto. This Agreement is, and each other Transaction Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms.
     (g) Litigation. Except as set forth on Schedule 4.01(g), there is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened in writing before any Governmental Authority or arbitrator that (i) could reasonably be likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transaction.
     (h) Financial Statements. (i) The Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2005, the related Consolidated statement of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended and the Consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 2006, and the related Consolidated statement of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the nine (9) months then ended, duly certified by the senior financial officer of the Borrower, copies of which have been furnished to the Administrative Agent pursuant to Section 3.01, fairly present in all material respects, subject, in the case of said balance sheet as at September 30, 2006, and said statements of income and cash flows for the nine (9) months then ended, to year end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP applied on a consistent basis.
     (ii) The Consolidated pro forma balance sheet of the Borrower and its Subsidiaries as at September 30, 2006, and the related Consolidated pro forma statement of income of the Borrower and its Subsidiaries for the twelve-month period then ended, respectively, certified by the senior financial officer of the Borrower, copies of which have been furnished to the Administrative Agent pursuant to Section 3.01, fairly present in all material respects the Consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date giving effect to the Transaction, all in accordance with GAAP.
     (iii) The Consolidated forecasted balance sheet, statement of income and statement of cash flows of EBG Holdings and its Subsidiaries delivered to the Administrative Agent, pursuant to Section 3.01(a)(xiii) and the Budget required by Section 5.03(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s reasonable best estimate of its future financial performance.
     (i) Accuracy of Information; Projections. All information (other than the information delivered pursuant to Section 3.01(a)(xiii), other financial projections and general economic information) heretofore or contemporaneously furnished to any Lender by or on behalf of EBG Holdings or any Loan Party in connection with any Loan Document or any transaction contemplated hereby (including the Transactions), taken together as a whole with all other information with which such Lender has previously been furnished, is complete and correct in all material respects, as of the date such information was furnished and as of the Effective Date, and did not contain any untrue statement of a material fact or omit to state any material fact necessary to make any information not misleading in light of the circumstances under which furnished.
     (j) Margin Stock. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.
     (k) Investment Company Act. No Loan Party is an “investment company,” as defined in or subject to regulations under the Investment Company Act of 1940, as amended.
     (l) Security Interest. All filings and other actions necessary to perfect and protect the security interest in the Collateral created under the Second Lien Collateral Documents have been duly made or taken and are in full force and effect, and the Second Lien Collateral Documents create in favor of the Second Lien Collateral Agent for the benefit of the Second Lien Secured Parties a valid and, together with such filings and other actions, perfected second priority security interest in the Collateral, securing the payment of the Second Lien Obligations. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.
     (m) Solvency. After giving affect to the Transaction, the Borrower and its Subsidiaries are, on a Consolidated basis, Solvent.
     (n) ERISA Etc. (i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has had or is reasonably expected to have a Material Adverse Effect.
     (ii) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan except for Withdrawal Liability that could not reasonably be expected to have a Material Adverse Effect.

     (iii) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a material Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.
     (o) Environmental Matters. (i) Except as otherwise set forth on Part I of Schedule 4.01(o) hereto, the operations and properties of each Loan Party and each of its Subsidiaries comply with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, except for any such noncompliance, obligation or cost that could not reasonably be likely to have a Material Adverse Effect and, to the best knowledge of each Loan Party, no circumstances exist that could (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could reasonably be likely to have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership or transferability, or subject to any material Lien, under any Environmental Law.
     (ii) Except as otherwise set forth on Part II of Schedule 4.01(o) hereto, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is currently listed or proposed for listing on the NPL or on the CERCLIS or any analogous state or local list; there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries except where such treatment, storage or disposal could not reasonably be likely to have a Material Adverse Effect; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries that requires abatement under any applicable Environmental Law that could reasonably be likely to have a Material Adverse Effect; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries in a manner that would reasonably be expected to require any investigation, cleanup, remediation or remedial action by any Loan Party under any applicable Environmental Law that could reasonably be likely to have a Material Adverse Effect.
     (iii) Except as otherwise set forth on Part III of Schedule 4.01(o) hereto, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in liability to any Loan Party or any of its Subsidiaries, except, in each case above, where any such investigation or assessment or remedial or response action or liability could not reasonably be likely to have a Material Adverse Effect.
     (p) Tax Matters. (i) Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement.
     (i) Each Loan Party and each of its Subsidiaries has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed, other than those tax returns where the failure to file such returns could not be reasonably expected to have a Material Adverse Effect, and has paid all taxes shown thereon to be due, together with applicable interest and penalties (other than taxes contested in good faith).
     (ii) No issues have been raised by the Internal Revenue Service in respect of federal income tax returns for years for which the expiration of the applicable statute of limitations has not occurred by reason of extension or otherwise that, in the aggregate, could be reasonably likely to have a Material Adverse Effect.
     (iii) No issues have been raised by any state, local or foreign taxing authorities, in respect of the returns for years for which the expiration of the applicable statute of limitations has not occurred by reason of extension or otherwise, that, in the aggregate, could be reasonably likely to have a Material Adverse Effect.
     (q) Surviving Debt. Set forth on Schedule 4.01(q) hereto is a complete and accurate list of all Surviving Debt, showing the obligor and the principal amount outstanding thereunder and the maturity date thereof.
     (r) Owned Real Property. Set forth on Schedule 4.01(r) hereto is a complete and accurate list of all material real property owned by any Loan Party, showing as of the date hereof the street address, county or other relevant jurisdiction, state and record owner thereof. Each Loan Party has good and marketable fee simple title to such real property, free and clear of all Liens, other than Permitted Liens.
     (s) Leased Real Property. Set forth on Schedule 4.01(s) hereto is a complete and accurate list of all material leases of real property under which any Loan Party is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor and lessee thereof. Each such lease is the legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of rights of creditors generally and except to the extent that enforcement of rights and remedies set forth therein may be limited by equitable principles (regardless of whether enforcement is considered in a court of law or a proceeding in equity).
     (t) Material Contracts. Except as set forth on Schedule 4.01(t), each Material Contract (i) has been duly authorized, executed and delivered by all parties thereto, has not been amended or otherwise modified from the form previously delivered to the Administrative Agent, except in accordance with the terms of this Agreement, (ii) is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of rights of creditors generally and except to the extent that enforcement of rights and remedies set forth therein may be limited by equitable principles (regardless of whether enforcement is considered in a court of law or a proceeding in equity), and (iii) to the best knowledge of the relevant Loan Party, there exists no material default under any Material Contract by any party thereto.
     (u) Accounts. Neither the Borrower nor any of its Subsidiaries has any deposit or securities accounts other than the Accounts or Local Accounts otherwise permitted under the terms of this Agreement.
     (v) Regulatory Status. Each Project Company: (i) meets the requirements for, and has made the necessary filing with, or has been determined by, FERC to be an exempt wholesale generator (“EWG”) within the meaning of Section 1262(6) of the Public Utility Holding Company Act of 2005 (“PUHCA”); (ii) is authorized by FERC pursuant to Section 205 of the FPA to sell electric power, including energy and capacity, at market-based rates; and (iii) is authorized by FERC to issue securities and assume obligations or liabilities pursuant to Section 204 of the FPA.
     (w) FERC Proceedings. There are no pending FERC proceedings in which the EWG status, market-based rate authority or the FPA Section 204 authority of a Project Company is subject to withdrawal, revocation or material modification other than FERC rulemakings of general applicability, including, but not limited to, Market-Based Rates for Wholesale Sales of Energy, Capacity and Ancillary Services by Public Utilities in Docket No. RM04-7-000.
     (x) Regulatory Approvals. Except for any FERC approvals required in connection with the Lenders’ exercise of remedies under the Loan Documents, no approvals or authorizations from FERC are required to be obtained by any Project Company, the Loan Parties, the Second Lien Collateral Agent or the Lenders with respect to the Transaction.
     (y) Existing Regulatory Orders. The Borrower and each Project Company is in full compliance in all material respects with the terms and conditions of all orders issued by FERC under Section 203 of the FPA and obtained by the Borrower or any Project Company.
     (z) PUHCA. The Borrower is a “holding company” within the meaning of Section 1262(8) of PUHCA solely with respect to its ownership of one or more EWGs, and is not subject to or is otherwise exempt from regulation under PUHCA except for regulation under Section 1265 of PUHCA.
     (aa) Material Adverse Effect. Except as disclosed in writing to the Lenders, since the Effective Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
     (bb) Violation of Law. No Loan Party is in violation of any applicable law, rule, regulation, order, writ, judgment, injunction, decree, determination or award binding on it, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.
ARTICLE V
COVENANTS
               SECTION 5.01. Affirmative Covenants. Until a Repayment Event has occurred, the Borrower and each Guarantor will:
     (a) Compliance with Laws, Etc. Comply with all applicable laws, rules, regulations and orders binding on it, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, other than any such non-compliance which could not reasonably be expected to have a Material Adverse Effect.
     (b) Payment of Taxes, Etc. Pay and discharge before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property (unless, in the case of (i) and (ii), the failure to do so could not reasonably be expected to have a Material Adverse Effect); provided, however, that no Loan Party shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and only to the extent that adequate reserves are being maintained.
     (c) Compliance with Environmental Laws. Comply and, if applicable, take commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties (except where such failure to obtain or renew could not reasonably be expected to have a Material Adverse Effect); and conduct any investigation, study, sampling and testing, cleanup, removal, remedial or other action in response to any release, discharge or disposal of any Hazardous Materials from or at any of its properties, to the extent required by, and in compliance with, all Environmental Laws (other than any such failure to investigate study, sample, test, cleanup, remove, remediate or take such other action as could not reasonably be expected to have a Material Adverse Effect); provided, however, that no Loan Party shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained in accordance with GAAP.
     (d) Maintenance of Insurance. Maintain insurance in accordance with Schedule 5.01(d).
     (e) Preservation of Existence, Etc. Preserve and maintain its existence as a limited liability company or corporation, as applicable, and its good standing in the State of Delaware; provided, however, that any Loan Party may consummate any merger or consolidation permitted under Section 5.02(d).
     (f) Visitation Rights. Upon reasonable notice, at any reasonable time and from time to time, permit any of the Agents or any of the Lenders, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, any Loan Party, and to discuss the affairs, finances and accounts of any Loan Party with any of their officers or directors and with their independent certified public accountants; provided that (i) so long as no Default shall have occurred and be continuing or (ii) the Borrower shall have consented thereto, neither the Agents nor the Lenders shall be entitled to more than one (1) visit to any single Project in any Fiscal Year.
     (g) Keeping of Books. Keep proper books of record and account in accordance with GAAP.
     (h) Maintenance of Properties, Etc. Maintain, preserve and protect (or cause to be maintained, preserved or protected) all of its properties and equipment necessary in the conduct of the business of the Projects in good working order and condition, ordinary wear and tear excepted, and in accordance with Prudent Industry Practices.
     (i) [Reserved].
     (j) Covenant to Give Security. Upon the acquisition or lease of any property by any Loan Party with a fair market value in excess of $25,000,000, and such property, in the reasonable judgment of the Administrative Agent or the Second Lien Collateral Agent, shall not already be subject to a perfected second priority security interest in favor of the Second Lien Collateral Agent for the benefit of the Second Lien Secured Parties, then in each case at the Borrower’s expense:

     (i) no later than ten (10) Business Days after such acquisition, furnish to the Administrative Agent and the Second Lien Collateral Agent a description of the real and personal properties so acquired, in each case in detail reasonably satisfactory to the Administrative Agent; and
     (ii) promptly, but in any event within ninety (90) days after such acquisition, take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, title insurance, surveys, certificates of occupancy, estoppel and consent agreements of lessors, documents, instruments, agreements, opinions and certificates with respect to such Property as the Administrative Agent shall reasonably request to create (and provide evidence thereof) a valid and perfected second priority Lien on such Property in favor of the Second Lien Collateral Agent (for the benefit of the Second Lien Secured Parties), subject to Permitted Liens.
     (k) Further Assurances. (i) Upon the formation of any Subsidiary permitted pursuant to Section 5.02(k) or (ii) promptly upon reasonable request by any Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, estoppel and consent agreements of lessors, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any such Subsidiary’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Second Lien Collateral Documents, (iii) cause each such Subsidiary to become a Guarantor hereunder by executing a Joinder Agreement and to pledge all of its assets under the Second Lien Security Agreement or a security agreement substantially similar thereto to the Second Lien Collateral Agent for the benefit of the Second Lien Secured Parties (together with any opinions of counsel reasonably requested by any Agent) and (iv) perfect and maintain the validity, effectiveness and priority of any of the Second Lien Collateral Documents and any of the Liens intended to be created thereunder.
     (l) Accounts. (i) Establish (unless already established) and maintain at all times in accordance with the Security Deposit Agreement, the Accounts, (ii) cause all Revenues (as defined in the Security Deposit Agreement) and other amounts payable to it (except for interest earned on deposits in the Local Accounts, if any, which shall be credited to such Local Account) to be deposited into, or credited to, the Accounts, in accordance with the terms of the Security Deposit Agreement and (iii) cause all funds (to the extent permitted by the Security Deposit Account) deposited in the Accounts to be applied and disbursed in accordance with the terms of the Security Deposit Agreement.
     (m) [Reserved].

     (n) Maintenance of Credit Ratings. Use all commercially reasonable efforts to maintain ratings on the Facility from each of Moody’s and S&P for so long as such rating agency is in the business of rating loans and securities of a type similar to the Facility (it being acknowledged and agreed that the Borrower shall not be required to maintain any minimum credit rating).
     (o) Consents. The Borrower will use commercially reasonable efforts to promptly obtain the consents referred to in Section 5.03(f)(ii)(B).
     (p) Separateness. Comply with the following:
     (i) Each of the Borrower and its Subsidiaries will act solely in its name and through its duly authorized officers, managers, representatives or agents in the conduct of its businesses;
     (ii) Each of the Borrower and its Subsidiaries will conduct in all material respects its business solely in its own name, in a manner not misleading to other Persons as to its identity (without limiting the generality of the foregoing, all oral and written communications (if any), including invoices, purchase orders, and contracts);
     (iii) Each of the Borrower and its Subsidiaries will obtain proper authorization from member(s), shareholder(s), director(s) and manager(s), as required by its limited liability company agreement or bylaws for all of its limited liability company or corporate actions; and
     (iv) Each of the Borrower and its Subsidiaries will comply in all material respects with the terms of its certificate of incorporation or formation and by-laws or limited liability company agreement (or similar constituent documents).
     (q) Maintenance of Regulatory Status. The Project Companies shall maintain EWG status, market-based rate authority under FPA Section 205, FPA Section 204 blanket authorization and compliance with previously issued FPA Section 203 orders applicable to the Borrower or Project Company, except in the event that such authorizations become no longer available, or to the extent such authorizations are limited or restored as a result of FERC’s rulemakings of general applicability including but not limited to, Market-Based Rates for Wholesale Sales of Energy, Capacity and Ancillary Services by Public Utilities in Docket No. RM04-7-000.
     (r) Certain Collateral Matters. Use commercially reasonable efforts to obtain consents necessary for the granting of any Lien on Property constituting Excluded Property pursuant to clause (a) of the definition thereof.
     (s) Commodity Hedging. Enter into prior to the date that is twelve (12) months following the Effective Date, and maintain at all times for the term referred to below, Eligible Permitted Commodity Hedge and Power Sale Agreements covering capacity payments and/or premiums to be received by the Borrower for an additional 600 to 800 megawatts of capacity for a term of three (3) to five (5) years in the form of a heat rate tolling option or of a similar product or set of products and otherwise reasonably acceptable to the Administrative Agent; provided that any Eligible Permitted Commodity Hedge and Power Sale Agreement that is in form and substance substantially similar to the Initial Commodity Hedge and Power Sale Agreement (with such modifications thereto as are necessary or desirable to reflect the modified term and modified capacity requirements stated herein) shall be acceptable for purposes hereof.
               SECTION 5.02. Negative Covenants. Until a Repayment Event has occurred, neither the Borrower nor any Guarantor will, at any time:
     (a) Liens, Etc. Create, incur, assume or suffer to exist any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired or assign any accounts or other right to receive income, except:
     (i) Liens created under the First Lien Collateral Documents; provided that (i) such Liens only secure (A) Debt permitted under Section 5.02(b)(ii), (B) obligations under Eligible Permitted Commodity Hedge and Power Sale Agreements (including, without limitation, the Eligible Permitted Commodity Hedge and Power Sale Agreement required pursuant to Section 5.01(s)) and (C) obligations under Secured Hedge Agreements, (ii) such Liens are subject to the terms of the Intercreditor Agreement and (iii) any Commodity Hedge Counterparty party to any such Eligible Permitted Commodity Hedge and Power Sale Agreement or any Hedge Bank party to any such Secured Hedge Agreement shall have become a party to the Intercreditor Agreement as, and shall have the obligations of, a First Lien Secured Party thereunder;
     (ii) Liens created under the Second Lien Collateral Documents; provided that (i) such Liens only secure Debt permitted under Section 5.02(b)(i), (ii) such Liens are subject to the terms of the Intercreditor Agreement and (iii) any lender (or any agent or trustee thereof) with respect to such Debt shall have become a party to the Intercreditor Agreement as, and shall have the obligations of a Second Lien Secured Party thereunder;
     (iii) Permitted Liens;
     (iv) Liens existing on the date hereof and described on Schedule 5.02(a) hereto;
     (v) purchase money Liens upon or in real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing or refinancing the acquisition of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (v) shall not exceed the amount permitted under Section 5.02(b)(iv) at any time outstanding;
     (vi) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;
     (vii) Liens arising from precautionary Uniform Commercial Code financing statements regarding and any interest or title of a licensor, lessor or sublessor under, any operating lease;
     (viii) pledges or deposits of Cash or Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers of property, casualty or liability insurance in the ordinary course of business;
     (ix) Liens arising under Capitalized Leases permitted under Section 5.02(b)(viii); provided that no such Lien shall extend to or cover any Collateral or assets other than the property subject to such Capitalized Leases;
     (x) Liens securing Debt permitted under Section 5.02(b)(iii); and
     (xi) any other Liens securing Debt in aggregate amount not to exceed at any time $7,500,000.
     (b) Debt. Create, incur, assume or suffer to exist any Debt, except:
     (i) Debt under the Loan Documents;
     (ii) Debt under the First Lien Loan Documents in an aggregate principal amount not to exceed $1,500,000,000;
     (iii) Debt incurred solely to finance Permitted Developments not to exceed in the aggregate, when taken together with any equity proceeds referred to in Section 5.02(f)(viii)(A), $140,000,000;
     (iv) Debt secured by Liens permitted by Section 5.02(a)(v) not to exceed in the aggregate $30,000,000 at any time outstanding;

     (v) to the extent constituting Debt, (A) payment obligations under Secured Hedge Agreements and (B) obligations under the Borrower’s fuel oil inventory financing program relating to (x) Mystic I not to exceed in the aggregate at any time 750,000 bbls and (y) Fore River not to exceed in the aggregate at any time 700,000 bbls;
     (vi) to the extent permitted under Section 5.02(l) and constituting Debt, obligations under any (A) Permitted Commodity Hedge and Power Sale Agreements and (B) other Commodity Hedge and Power Sale Agreements with net exposure thereunder not to exceed in the aggregate at any time $110,000,000;
     (vii) Debt owed to any Loan Party, which Debt shall (x) constitute Pledged Debt, (y) be subordinated pursuant to the Terms of Subordination and (z) be otherwise permitted under Section 5.02(f);
     (viii) Capitalized Leases not to exceed in the aggregate $25,000,000 for Fore River, $45,000,000 for Mystic Development and $20,000,000 for Mystic I, in each case, at any time outstanding;
     (ix) to the extent constituting Debt, Debt in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees, indemnification obligations, obligations to pay insurance premiums, take or pay obligations and similar obligations incurred in the ordinary course of business and not in connection with Debt for Borrowed Money;
     (x) other unsecured Debt of the Loan Parties issued in settlement of delinquent obligation of the Loan Parties or disputes between the Loan Parties and other Persons under Contractual Obligations of the Loan Parties (other than in respect of Debt);
     (xi) Guaranteed Debt of any Loan Party in respect of any Debt otherwise permitted to be incurred under this Section 5.02(b);
     (xii) endorsements of negotiable instruments for collection;
     (xiii) (without duplication) Surviving Debt; and
     (xiv) other unsecured Debt of the Loan Parties in an aggregate amount not to exceed $55,000,000 at any time outstanding.
     (c) Change in Nature of Business. Make any material change in the nature of its business as carried on at the date hereof and activities reasonably incidental thereto or in connection with any Permitted Development.
     (d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it; provided that any Subsidiary of the Borrower may merge into or consolidate with any other Subsidiary of the Borrower; provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary of the Borrower; provided that the Person formed by such merger or consolidation obtain prior approval under Section 204 of the FPA to the extent required; and provided further that, in the case of any such merger or consolidation to which a Guarantor is a party, the Person formed by such merger or consolidation shall be a Guarantor.
     (e) Sales of Assets, Etc. Sell, lease, transfer or otherwise dispose of any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except:
     (i) sales of (or the granting of any option or other right to purchase, lease or otherwise acquire) power, natural gas, fuel, capacity, gas or fuel transportation, power transportation or ancillary services or other inventory in the ordinary course of such Person’s business including, without limitation, Permitted Trading Activities;
     (ii) sales, transfers or other dispositions in the ordinary course of its business of Property that is surplus (including, without limitation, surplus land and emission credits not required for the continued operation of any Project in any given year), obsolete, defective, worn-out, damaged, rendered unfit for normal use or property that is being exchanged for similar property, or that individually or in the aggregate is not essential for the continued operation of any Project;
     (iii) the liquidation, sale or use of Cash and Cash Equivalents;
     (iv) sales, transfers or other dispositions of assets among Loan Parties;
     (v) sales or discounts without recourse of accounts receivable arising in the ordinary course of such Person’s business in connection with the compromise or collection thereof;
     (vi) dispositions required or contemplated by the Contractual Obligations in existence as of the date hereof with or relating to Governmental Authorities and relating to the Guarantors; and
     (vii) sales of Property by the Borrower or any Guarantor so long as (A) the purchase price paid to the Borrower or such Guarantor for such Property shall be no less than the fair market value of such Property at the time of such sale, (B) at least 75% of the consideration to be received is paid in cash or Cash Equivalents and such remaining 25% is not a debt instrument of the Borrower or any of its Affiliates (provided that for purposes of this subclause (B), (I) any amounts deposited into an escrow or other type of holdback account and any consideration in the form of readily marketable securities shall be deemed to be cash, (II) customary purchase price adjustments may be settled on a non-cash basis and (III) the assumption of Debt relating to the asset being disposed shall be disregarded for the purposes of this provision) and (C) the aggregate purchase price paid to the Borrower and all of the Guarantors for such Property and all other Property sold by the Borrower and the Guarantors (1) during the same Fiscal Year pursuant to this clause (vii) shall not exceed $30,000,000 and (2) since the Effective Date shall not exceed $140,000,000.

Events of Eminent Domain or Casualty Events (as such terms are defined in the Security Deposit Agreement) do not qualify as sales, leases, transfers or other dispositions of Property for purposes of this Section 5.02(e).
     (f) Investments in Other Persons. Make or hold any Investment in any Person, except:
     (i) Investments by and among Loan Parties in other Loan Parties;
     (ii) Investments by the Loan Parties in Cash Equivalents;
     (iii) to the extent constituting Investments, Investments in contracts and agreements (including, without limitation, (A) Permitted Commodity Hedge and Power Sale Agreements, (B) interest rate Hedge Agreements and (C) other Commodity Hedge and Power Sale Agreements with net exposure thereunder not to exceed in the aggregate $110,000,000 at any time, when taken together with any net exposure referred to in Section 5.02(b)(vi)(B)), including prepaid deposits and expenses thereunder, to the extent permitted under the Loan Documents;
     (iv) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;
     (v) Investments in the Accounts and the Local Accounts and Investments of the funds on deposit therein, in each case, as otherwise permitted under the Loan Documents;
     (vi) loans and advances to officers, directors and employees of any Loan Party for reasonable and customary business related travel expenses, moving expenses and similar expenses incurred in the ordinary course of business of such Loan Party in an aggregate principal amount at any time outstanding not exceeding $1,000,000;
     (vii) to the extent constituting Investments, Debt which is permitted under Section 5.02(b);
     (viii) Investments by the Borrower or any Guarantor in Permitted Developments made solely with the proceeds (not to exceed, in the aggregate,

$140,000,000) of (A) of capital contributions (or sales of equity securities of EBG Holdings) received directly or indirectly from EBG Holdings and (B) any Debt permitted to be incurred pursuant to Sections 5.02(b)(ix); and
     (ix) Investments in Permitted Developments by the Borrower or any Guarantor after the Effective Date in an aggregate amount not to exceed $10,000,000; and
     (x) any other Investments in an aggregate amount not to exceed $7,500,000 at any time.
     (g) Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower, except that any Subsidiary of the Borrower may (A) declare and pay cash dividends to the Borrower or to any Loan Party of which it is a Subsidiary and (B) accept capital contributions from its parent to the extent permitted under Section 5.02(f); provided that the Borrower shall be able to pay EBG Holdings Tax Liabilities, EBG Holdings O&M Costs, the Distribution and the Tender Offer, in each case, in accordance with the Closing Date Flow of Funds Memo or the Security Deposit Agreement.
     (h) Amendments of Constitutive Documents. Amend its limited liability company agreement, bylaws or other constitutive documents other than amendments that could not be reasonably expected to have a Material Adverse Effect.
     (i) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as permitted by GAAP, or (ii) Fiscal Year.
     (j) Prepayments, Etc. of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt other than the intercompany Debt among the Loan Parties that is expressly subordinated to the Obligations hereunder, or that is secured and the Liens securing such Debt rank behind the Liens created by the Second Lien Collateral Documents, or permit any of its Subsidiaries to do any of the foregoing, in each case, except to the extent permitted by the Loan Documents.
     (k) Partnerships; Formation of Subsidiaries, Etc. (i) Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so or (ii) organize any new Subsidiary (other than (x) a Permitted Development Subsidiary organized in connection with a Permitted Development or (y) a Subsidiary formed for the purpose of conducting Permitted Trading Activities, in each case, in compliance with Section 5.01(k)).
     (l) Speculative Transactions and Permitted Commodity Hedge and Power Sale Agreements. Engage, or permit any of its Subsidiaries to engage, in any Commodity Hedge and Power Sale Agreements or any similar transactions entered into solely for speculative purposes (it being acknowledged and agreed that the Initial Commodity Hedge and Power Sale Agreements, the Eligible Permitted Commodity Hedge and Power Sale Agreements required pursuant to Section 5.01(s) and any other Eligible Permitted Commodity Hedge and Power Sale Agreements or any other Permitted Trading Activity (other than an Excess Duration Transaction) shall be deemed to be in compliance with this Section 5.02(l)).

For purposes of this Section 5.02(l), “Excess Duration Transaction” means any Commodity Hedge and Power Sale Agreements or any similar transactions (A) that, when taken together on a net basis with all other such agreements outstanding (other than the RMR Agreement) for any period, would cause the aggregate amount of contracted capacity to be provided (whether financially or physically) by the Loan Parties pursuant to such agreements for such period to exceed an amount equal to the projected available capacity of all of the Projects for such period; provided that, if the Permitted Development is not subject to the independent system operator to which the other Projects are subject, the projected available capacity related to the Permitted Development shall not be taken together with the projected available capacity of the other Projects but shall be treated as separate contracted capacity or (B) other than any Eligible Permitted Commodity Hedge and Power Sale Agreements, have a stated maturity in excess of fourteen (14) months from the date such agreement is entered into.
     (m) Capital Expenditures. Make any Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by the Loan Parties to exceed, in any Fiscal Year, the Adjusted Capex Limit. During any Fiscal Year, Capital Expenditures shall be deemed to be made first from Carryover Amounts for such Fiscal Year, second from the Base Capex Allowance for such Fiscal Year and third from any Pullback Amount for such Fiscal Year.
     (n) Amendment, Etc. of Material Contracts. Cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, or agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract, except as could not reasonably be expected to have a Material Adverse Effect ; provided that no such cancellation, termination, amendment, modification, change, agreement, waiver, approval or consent shall be a Default hereunder if such Loan Party enters into a Replacement Material Contract within sixty (60) days thereafter; provided further that, if a Responsible Officer of the Borrower certifies to the satisfaction of the Administrative Agent that the Borrower or any Loan Party is diligently pursuing such Replacement Material Contract and that such Replacement Material Contract is reasonably likely to be entered into within the next sixty (60) days, then such 60-day period shall be extended for an additional sixty (60) days; provided further that notwithstanding the foregoing, the Borrower and Mystic Development shall be permitted to terminate and release the Distrigas Guaranty and/or the Cabot Guaranty in connection with the settlement of the Distrigas Litigation.
     (o) (ii) Regulatory Matters. Make or permit to be made any change in the upstream ownership of a Guarantor without first obtaining any necessary authorization under Section 203 of the FPA.
     (p) Transactions with Affiliates. Enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its other Affiliates, unless such arrangement, transaction or contract is:
     (i) (A) on fair and reasonable terms no less favorable to such Loan Party than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate and (B) of the kind which would be entered into by a prudent Person in the position of such Loan Party with a Person that is not one of its Affiliates;
     (ii) an arrangement, transaction or contract expressly permitted by the terms of this Agreement;
     (iii) the payment of fees and indemnities to directors, officers, consultants and employees of the Loan Parties in the ordinary course of business;
     (iv) pursuant to the Management and Operation Agreements, including the payment of fees, costs and expenses as required thereunder (as of the date hereof);
     (v) (A) any employment or severance agreements or arrangements entered into by the Loan Parties in the ordinary course of business, or (B) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract or arrangement and transactions pursuant thereto; or
     (vi) the payment of fees, expenses, bonuses and awards related to the Transactions contemplated by the Transaction Documents and Loan Documents to the extent, in the case of the Transaction Documents, written notice thereof has been provided to the Administrative Agent prior to the Effective Date.
     (q) Maintenance of Accounts. Establish or maintain any account other than (i) the Accounts established and maintained pursuant to the Security Deposit Agreement, (ii) the Local Accounts and (iii) other accounts in existence on the Effective Date (provided that the Borrower causes each such account to be closed and the funds on deposit therein, or credited thereto, at the time of such closure to be transferred to the Revenue Account within sixty (60) days after the Effective Date).
               SECTION 5.03. Reporting Requirements. Until a Repayment Event has occurred, the Borrower will furnish to the Agents (who will then circulate to the Lenders):
     (a) Default Notice. As soon as possible and in any event within five (5) days after the Borrower obtains knowledge thereof, the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.
     (b) Annual Financials. As soon as available and in any event within 120 days after the end of each Fiscal Year (but, in the case of the 2006 Fiscal Year, 150 days after the end of such Fiscal Year), a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by (i) an opinion as to such audit report of KPMG LLP or other independent public accountants of recognized standing acceptable to the Administrative Agent and (ii) a certificate of the senior financial officer of the Borrower (A) certifying such financial statements as having been prepared in accordance with GAAP, (B) stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (C) attaching a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Borrower in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04; provided that, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide a reconciliation of such financial statements to GAAP.
     (c) Quarterly Financials. As soon as available and in any event within sixty (60) days after the end of each of the first three (3) quarters of each Fiscal Year, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Quarter and ending with the end of such Fiscal Quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the senior financial officer of the Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenants contained in Section 5.04; provided that, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide a reconciliation of such financial statements to GAAP.
     (d) Annual Budget. As soon as available and in any event no later than fifteen (15) days before the start of each Fiscal Year, an annual budget, prepared on a quarterly basis for such Fiscal Year in substantially the form attached hereto as Exhibit I or in a form otherwise acceptable to the Administrative Agent (with respect to each such Fiscal Year, the “Budget”), which Budget shall be certified by the senior financial officer of the Borrower as having been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made. The Borrower and the Guarantors shall use their best efforts to comply in all material respects with each applicable Budget, subject to market conditions.
     (e) Litigation. Promptly after the commencement thereof, notice of all actions, suits, litigation and proceedings before any Governmental Authority of the type described in Section 4.01(g).
     (f) Agreement Notices; Etc. (i) Promptly upon execution thereof, copies of any Material Contract entered into by any Loan Party after the date hereof;
     (ii) (A) Promptly (but in any event within 10 days) following any Loan Party’s entering into of any Material Contract after the date hereof, a Consent and Agreement in respect of such Material Contract and (B) promptly following receipt by the Borrower after the Effective Date, a Consent and Agreement with respect of each Material Contract as of the Effective Date for which a Consent and Agreement was not delivered pursuant to Section 3.01(a)(ii)(E); and
     (iii) Promptly upon execution thereof, copies of any amendment, modification or waiver of any material provision of any First Lien Loan Document or any Material Contracts.
     (g) ERISA.
     (i) ERISA Events and ERISA Reports. (A) Promptly and in any event within ten (10) Business Days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that could reasonably be expected to result in liability in excess of $10,000,000, a statement of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information within 10 Business Days.
     (ii) Plan Terminations. Promptly and in any event within ten Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.
     (iii) Multiemployer Plan Notices. Promptly and in any event within ten Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability that could reasonably be expected to result in liability in excess of $10,000,000 by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan that could reasonably be expected to result in liability in excess of $10,000,000 or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).
     (h) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance known to the Borrower by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Second Lien Mortgages to be subject to any material restrictions on ownership or transferability, or subject to any material Lien, under any Environmental Law.
     (i) Real Property. As soon as available and in any event within thirty (30) days after the end of each Fiscal Year, a report supplementing Schedules 4.01(r) and 4.01(s) hereto, including an identification of all material owned and leased real property disposed of by the Borrower or any of its Subsidiaries during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, and, in the case of leases of property, lessor and lessee thereof) of all material real property acquired or leased during such Fiscal Year and a description of such other changes in the information included in such Schedules as may be reasonably necessary for such Schedules to be accurate and complete.
     (j) Insurance. Promptly after the Borrower gains knowledge of the occurrence thereof, a report summarizing any changes in the insurance coverage of the Borrower and its Subsidiaries resulting from a change in the insurance markets of the type described in Section 2 of Schedule 5.01(d).
     (i) Promptly after the occurrence thereof, notice of any Casualty Event or Event of Eminent Domain affecting any Loan Party, whether or not insured, through fire, theft, other hazard, casualty involving a probable loss of $10,000,000 or more.
     (ii) Promptly after receipt thereof, copies of any cancellation or receipt of written notice of threatened cancellation of any property damage insurance required to be maintained under Section 5.01(d).
     (k) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Agent, or any Lender through the Administrative Agent, may from time to time reasonably request.
               SECTION 5.04. Financial Covenants. Until a Repayment Event has occurred, the Borrower will:
     (a) Leverage Ratio. The Borrower shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31 2007, to exceed the correlative ratio indicated:

Leverage Ratio
Fiscal Quarter	Ratio
Quarter 1 2007	12.0x
Quarter 2 2007	12.0x
Quarter 3 2007	12.0x
Quarter 4 2007	12.0x
Quarter 1 2008	12.0x
Quarter 2 2008	12.0x
Quarter 3 2008	12.0x
Quarter 4 2008	12.0x
Quarter 1 2009	11.0x
Quarter 2 2009	11.0x
Quarter 3 2009	11.0x
Quarter 4 2009	11.0x
Quarter 1 2010	10.0x
Quarter 2 2010	10.0x
Quarter 3 2010	10.0x
Quarter 4 2010	10.0x

Leverage Ratio
Fiscal Quarter	Ratio
Quarter 1 2011	9.0x
Quarter 2 2011	9.0x
Quarter 3 2011	9.0x
Quarter 4 2011	9.0x
Quarter 1 2012	8.0x
Quarter 2 2012	8.0x
Quarter 3 2012	8.0x
Quarter 4 2012	8.0x
Quarter 1 2013	7.0x
Quarter 2 2013	7.0x
Quarter 3 2013	7.0x
Quarter 4 2013	7.0x
     (b) Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2007, to be less than the correlative ratio indicated:

Interest Coverage Ratio
Fiscal Quarter	Ratio
Quarter 1 2007	1.00x
Quarter 2 2007	1.00x
Quarter 3 2007	1.00x
Quarter 4 2007	1.00x
Quarter 1 2008	1.00x
Quarter 2 2008	1.00x
Quarter 3 2008	1.05x
Quarter 4 2008	1.05x
Quarter 1 2009	1.05x
Quarter 2 2009	1.05x

Interest Coverage Ratio
Fiscal Quarter	Ratio
Quarter 3 2009	1.05x
Quarter 4 2009	1.05x
Quarter 1 2010	1.10x
Quarter 2 2010	1.10x
Quarter 3 2010	1.10x
Quarter 4 2010	1.10x
Quarter 1 2011	1.25x
Quarter 2 2011	1.25x
Quarter 3 2011	1.25x
Quarter 4 2011	1.25x
Quarter 1 2012	1.50x
Quarter 2 2012	1.50x
Quarter 3 2012	1.50x
Quarter 4 2012	1.50x
Quarter 1 2013	1.75x
Quarter 2 2013	1.75x
Quarter 3 2013	1.75x
Quarter 4 2013	1.75x
     (c) Right to Cure Financial Covenants. (i) Notwithstanding anything to the contrary contained in Section 5.04(a) or (b), if the Loan Parties fail to comply with the requirements of either covenant set forth in Section 5.04(a) or (b) (the “Financial Covenants”), then until the 10th calendar day after delivery of the related certificate pursuant to Section 5.03(b) or (c), the Borrower shall have the right to receive cash contributions from EBG Holdings in an aggregate amount equal to or greater than the amount that, if added to Consolidated Adjusted EBITDA for the relevant Fiscal Quarter, would have been sufficient to cause compliance with the Financial Covenants for such Fiscal Quarter (an “Equity Cure”).
     (ii) The Borrower shall give the Administrative Agent written notice (the “Cure Notice”) of an Equity Cure on or before the day the Equity Cure is consummated. The Borrower shall not be entitled to exercise the Equity Cure any more than one (1) time in any consecutive four (4) Fiscal Quarters.

     (iii) Upon the delivery by the Borrower of a Cure Notice, no Event of Default or Default shall be deemed to exist pursuant to the Financial Covenants (and any such Default or Event of Default shall be retroactively considered not to have existed or occurred). If the Equity Cure is not consummated within ten (10) days after delivery of the related certificate pursuant to Section 5.03(b) or (c), each such Default or Event of Default shall be deemed reinstated.
     (iv) The cash amount received by the Borrower pursuant to exercise of the Equity Cure shall be added to Consolidated Adjusted EBITDA for the immediately preceding Fiscal Quarter solely for purposes of recalculating compliance with the Financial Covenants for such Fiscal Quarter and of calculating the Financial Covenants for the periods that include such Fiscal Quarter.
ARTICLE VI
EVENTS OF DEFAULT
               SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) Payment Defaults. (i) the Borrower shall fail to pay any principal of any Loan when the same shall become due and payable, (ii) the Borrower shall fail to pay any interest on any Loan within three (3) Business Days after the same shall become due and payable, or (iii) any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (a) within ten (10) Business Days after the same shall become due and payable;
     (b) Misrepresentation. any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; provided, however, that if (i) such Loan Party was not aware that such representation or warranty was false or incorrect at the time such representation or warranty was made, (ii) the fact, event or circumstance resulting in such false or incorrect representation or warranty is capable of being cured, corrected or otherwise remedied and (iii) such fact, event or circumstance resulting in such false or incorrect representation or warranty shall have been cured, corrected or otherwise remedied, within thirty (30) days from the date on which the Borrower or any officer thereof first obtains knowledge thereof such that such incorrect or false representation or warranty (as cured, corrected or remedied) could not reasonably be expected to result in a Material Adverse Effect, then such incorrect or false representation or warranty shall not constitute a Default or Event of Default;
     (c) Certain Covenants. the Borrower shall fail to perform or observe any term, covenant or agreement contained in (i) Section 2.14, 5.01(e) and (l), 5.02 (other than clause (l) and (p) thereof), 5.03(a) or 5.04 or (ii) Sections 5.01(d), (m), (p) and (s)

and 5.02(l) and (p) and such default under this subclause (ii) shall continue unremedied for a period of ten (10) days after the earlier of the date on which (x) any Responsible Officer of a Loan Party becomes aware of such failure or (y) written notice thereof shall have been given to the Borrower by any Agent or any Lender;
     (d) Other Covenants. any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for thirty (30) days after the earlier of the date on which (i) any Responsible Officer of a Loan Party becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender; provided, however, that (A) if such failure is not susceptible of being remedied solely by the payment of money to any Person that is due after giving effect to any grace provisions, dispute resolution provisions or similar provisions and is not susceptible of cure within 30 days, (B) such Loan Party is proceeding with diligence and in good faith to cure such default and such default is susceptible to cure and (C) the existence of such failure could not reasonably be expected to have a Material Adverse Effect, such 30-day period shall be extended as may be necessary to cure such failure, such extended period not to exceed ninety (90) days in the aggregate (inclusive of the original 30-day period);
     (e) Cross Default. any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Loan Party or such Subsidiary (as the case may be) that is outstanding in a principal amount of at least $30,000,000 either individually or in the aggregate for all such Loan Parties and Subsidiaries (but excluding Debt outstanding under this Agreement and obligations under Hedge Agreements, Commodity Hedge and Power Sale Agreements and Debt described in clause (b) of the definition of “Guaranteed Debt”), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; provided that in the case of any such failure to pay, event or condition described in this subsection (e) in respect of the First Lien Credit Agreement, such failure, event or condition shall only constitute an Event of Default under this Agreement if such failure, event or condition is not cured or waived prior to the date that is forty-five (45) days after the occurrence of such failure, event or condition;

     (f) Hedge Cross Default. any Loan Party shall default under any one or more Hedge Agreements or Commodity Hedge and Power Sale Agreements on any required payment obligation in excess of $30,000,000 individually or in the aggregate for all Loan Parties, after giving effect to any grace periods, dispute resolution provisions or similar provisions contained in such Hedge Agreement or Commodity Hedge and Power Sale Agreement (it being acknowledged and agreed that any such Default shall be deemed to be cured for all purposes under the Loan Documents if and when such Loan Party pays or causes the payment of such defaulted amount);
     (g) Insolvency Event. any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (g);
     (h) Judgments. any final judgments or orders, either individually or in the aggregate, for the payment of money in excess of $30,000,000 shall be rendered against any Loan Party or any of its Subsidiaries by one or more Governmental Authorities, arbitral tribunals or other bodies having jurisdiction against such Loan Party which remains unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
     (i) Non-Monetary Judgments. any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
     (j) Invalidity. any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (except as a result of acts or omissions of the Second Lien Secured Parties) cease to be valid and binding on or enforceable against any Loan Party to it, or any such Loan Party shall so state in writing;

     (k) Collateral. any Second Lien Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected second priority lien on and security interest in any material portion of the Collateral purported to be covered thereby;
     (l) Equity of Borrower. the failure of EBG Holdings to hold (directly or indirectly) 100% of the Equity Interests of the Borrower and its Subsidiaries;
     (m) ERISA. (i) any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) could reasonably be expected to have a Material Adverse Effect;
     (ii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), could reasonably be expected to have a Material Adverse Effect;
     (iii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount that could reasonably be expected to have a Material Adverse Effect;
     (n) Commodity Hedge and Power Sale Agreements. (i) any Commodity Hedge Counterparty to any Initial Commodity Hedge and Power Sale Agreement or any Eligible Permitted Commodity Hedge and Power Sale Agreement required pursuant to Section 5.01(s) shall fail to perform or observe any material term, covenant or agreement contained in such Initial Commodity Hedge and Power Sale Agreement or any Eligible Permitted Commodity Hedge and Power Sale Agreement required pursuant to Section 5.01(s) if after each case, such failure shall remain unremedied for 30 days or (ii) any Initial Commodity Hedge and Power Sale Agreement or any Eligible Permitted Commodity Hedge and Power Sale Agreement required pursuant to Section 5.01(s) shall terminate on or before its scheduled expiration date except upon fulfillment of each party’s obligations thereunder, or shall be declared null and void or unenforceable by a Governmental Authority or a party thereto anticipatorily repudiates its obligations thereunder, and in each such case of (i) or (ii), the Loan Parties shall not have entered into a Replacement Commodity Hedge and Power Sale Agreement within 60 days of the occurrence of any such event; or
     (o) Loss Proceeds. the occurrence of (i) a Casualty Event with respect to (A) all or a material portion of the Property of any Project or (B) all or a material portion of the Collateral or (ii) an Event of Eminent Domain with respect to (A) all or a material portion of the Property of any Project or (B) all or a material portion of the Collateral, unless in the case of each of clause (i) and (ii) the Borrower shall have received, within 90 days after such occurrence, Insurance Proceeds or Eminent Domain Proceeds or cash equity contributions from EBG Holdings in an amount sufficient to repair or rebuild such Project or Collateral, as the case may be;
then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender and the obligation of each Lender to make Loans to be terminated, whereupon the same shall forthwith terminate and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the Commitments of each Lender and the obligation of each Lender to make Loans shall automatically be terminated and (y) the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
ARTICLE VII
THE AGENTS
               SECTION 7.01. Authorization and Action. (a) Each Lender (in its capacity as a Lender) hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Obligations of the Loan Parties), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law.

          (b) The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Second Lien Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Second Lien Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, employee or attorney-in-fact that it selects in accordance with the foregoing provisions of this Section 7.01(b) in the absence of the Administrative Agent’s gross negligence or willful misconduct.
               SECTION 7.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.
               SECTION 7.03. Initial Banks and Affiliates. With respect to its Commitments, the Loans made by it and any Notes issued to it, each Initial Bank shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though each were not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include each Initial Bank in their respective individual capacities. Each Initial Bank and their respective affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if such Initial Bank was not an Agent and without any duty to account therefor to the Lenders. No Initial Bank shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Initial Bank.
               SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
               SECTION 7.05. Indemnification. (a) Each Lender severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.
          (b) For purposes of Section 7.05(a), each Lender’s ratable share of any amount shall be determined, at any time, according to the aggregate principal amount of the Loans outstanding at such time and owing to such Lender. The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.
               SECTION 7.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving 30 days’ written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders.

Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation or removal under this Section 7.06 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Administrative Agent’s resignation or removal shall become effective, (b) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Administrative Agent’s resignation or removal hereunder shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
ARTICLE VIII
GUARANTY
               SECTION 8.01. Guaranty; Limitation of Liability. (a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or any other Lender in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

     (b) Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Lender, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Lenders and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.
     (c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lenders under or in respect of the Loan Documents.
               SECTION 8.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
     (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
     (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;
     (c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

     (d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;
     (e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;
     (f) any failure of any Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Lender (each Guarantor waiving any duty on the part of the Lenders to disclose such information);
     (g) the failure of any other Person to execute or deliver this Agreement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or
     (h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.
               SECTION 8.03. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.
     (b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
     (c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.
     (d) Each Guarantor acknowledges that the Second Lien Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Second Lien Collateral Agent and the other Second Lien Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.
     (e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Lender.
     (f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.
               SECTION 8.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender against the Borrower, any other Loan Party or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other Loan Party directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Maturity Date and (c) the latest date of expiration or termination of all Secured Hedge Agreements, such amount shall be received and held in trust for the benefit of the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this

Guaranty shall have been paid in full in cash and (iii) the Maturity Date shall have occurred, the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.
               SECTION 8.05. Subordination. Each Loan Party hereby subordinates any and all debts, liabilities and other Obligations owed to such Loan Party by each other Loan Party (the “Subordinated Obligations”) to the Second Lien Obligations of such Loan Party to the extent and in the manner provided in the Terms of Subordination.
               SECTION 8.06. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until a Repayment Event has occurred, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07. Except as expressly permitted under the Loan Documents, no Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
ARTICLE IX
MISCELLANEOUS
               SECTION 9.01. Amendments, Etc. (a) Subject to Sections 5.3(d) of the Intercreditor Agreement and clause (b) below, no amendment or waiver of any provision of this Agreement, the Notes or any other Loan Document (including the Intercreditor Agreement and the Security Deposit Agreement), nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders (or the Administrative Agent on their behalf), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that
     (i) no amendment, waiver or consent shall, unless in writing and signed by the Borrower and all of the Lenders, do any of the following at any time:
     (A) waive any of the conditions specified in Section 3.01 or, in the case of the Initial Extension of Credit, Section 3.02;

     (B) change (A) the definition of “Required Lenders” or (B) the number of Lenders or the percentage of (x) the Commitments or (y) the aggregate unpaid principal amount of the Loans that, in each case, shall be required for the Lenders or any of them to take any action hereunder or under any other Loan Document;
     (C) change any other definition in the Intercreditor Agreement or the Security Deposit Agreement in any manner materially and adversely affecting the Lenders;
     (D) other than as expressly contemplated by Section 5.1 of the Intercreditor Agreement, release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lenders under the Guaranties) if such release or limitation is in respect of a material portion of the value of the Guaranties to the Lenders;
     (E) other than as expressly contemplated by Section 5.1 of the Intercreditor Agreement, release any material portion of the Collateral in any transaction or series of related transactions; or
     (F) amend this Section 9.01, and
     (ii) no amendment, waiver or consent shall, unless in writing and signed by the Borrower and the Required Lenders and each Lender specified below for such amendment, waiver or consent:
     (A) increase the Commitments of a Lender without the consent of such Lender;
     (B) reduce the principal of, or stated rate of interest on, the Loans owed to a Lender or any fees or any other amounts stated to be payable hereunder or under the other Loan Documents to such Lender without the consent of such Lender;
     (C) postpone any date scheduled for any payment of principal of, or interest on, the Loans pursuant to Section 2.04 or 2.07 or any date fixed for any payment of fees hereunder in each case payable to a Lender without the consent of such Lender;
     (D) impose any restrictions on the rights of such Lender under Section 9.07;
     (E) [Reserved];

     (F) change the order of application of proceeds of Collateral and other payments set forth in Section 4.1 of the Intercreditor Agreement or Article III of the Security Deposit Agreement in a manner that materially adversely affects any Lender without the consent of such Lender; or
     (G) otherwise amend or modify any of the Intercreditor Agreement or any Second Lien Collateral Document in a manner which disproportionately affects any Lender vis-à-vis any other Secured Party without the written consent of such Lender;
provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Borrower and the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.
     (b) Notwithstanding the other provisions of this Section 9.01, the Borrower, the Guarantors, the Second Lien Collateral Agent and the Administrative Agent may (but shall have no obligation to) amend or supplement the Loan Documents without the consent of any Lender: (i) to cure any ambiguity, defect or inconsistency; (ii) to make any change that would provide any additional rights or benefits to the Lenders; or (iii) to make, complete or confirm any grant of Collateral permitted or required by this Agreement or any of the Second Lien Collateral Documents or any release of any Collateral that is otherwise permitted under the terms of this Agreement and the Second Lien Collateral Documents.
     (c) If, in connection with any proposed amendment, waiver or consent, the consent of all of the Lenders, or all of the Lenders directly affected thereby, is required pursuant to this Section 9.01, and any such Lender refuses to consent to such amendment, waiver or consent as to which the Required Lenders have consented (any such Lender whose consent is not obtained as described in this Section 9.01 being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request and at the sole cost and expense of the Borrower, the Administrative Agent or an Eligible Assignee shall be entitled (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender (by its acceptance of the benefits of the applicable Loan Documents) agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Eligible Assignee, all of the Loans and Commitments of such Non-Consenting Lender or Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale; provided that such Eligible Assignee consents to the proposed amendment, waiver or consent. Each Lender (by its acceptance of the benefits of the Loan Documents) agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) ineffective.

               SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telegraphic, telecopy or electronic (including portable document format (pdf)) communication) and mailed, telegraphed, telecopied or delivered or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), in an electronic medium and delivered as set forth in Section 9.02(b), if to any Loan Party, to the Borrower at its address at The Schrafft Center, 529 Main Street, Suite 605, Charlestown, MA 02129, Attention: Executive Vice President, Fax: (617) 381-2211 (with a copy sent to Boston Generating LLC c/o K Road Power Management, LLC, 330 Madison Avenue, 25th Floor, New York, NY 10017, Attention: President, Fax: (212) 351-0515 and a copy sent to Robert F. Quaintance Jr. and Paul D. Brusiloff, Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, Fax: (212) 521-7451 and (212) 521-7015, respectively); if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the administrative questionnaire delivered in conjunction with the Assignment and Acceptance pursuant to which it became a Lender; if to the Administrative Agent or the Second Lien Collateral Agent, at its address at 11 Madison Avenue, New York, NY 10010, Attention: Candace Sorina, Fax: (212) 325-8304, E-mail Address: candace.sorina@credit-suisse.com; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent; provided, however, that materials and information described in Section 9.02(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Administrative Agent. All such notices and other communications shall, when mailed, telegraphed, telecopied, or e-mailed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or sent by electronic communication, respectively, except that notices and communications to any Agent pursuant to Article II, III or VII shall not be effective until received by such Agent. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes shall be effective as delivery of an original executed counterpart thereof.
     (b) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a Conversion of an existing, Borrowing (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other Extension of Credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail address specified by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).
     (c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
     (d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees (i) that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
               SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
               SECTION 9.04. Costs and Expenses. (a) Other than with respect to Other Taxes which are governed solely by Section 2.12, the Borrower agrees to pay on demand (i) all costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for each Agent with respect thereto, with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of each Agent and each Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender with respect thereto).
     (b) The Borrower agrees to indemnify, defend and save and hold harmless each Agent, each Lender and each of their Affiliates (other than any Commodity Hedge Counterparty in such capacity) and their respective officers, directors, employees, agents, trustees and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and related expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facility, the actual or proposed use of the proceeds of the Loans, the Transaction Documents or any of the transactions contemplated thereby (including, without limitation, the Transaction) or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense (x) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or (y) in the case of clause (i) above, is a tax. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated. The Borrower also agrees not to assert any claim against any Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, agents, trustees and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facility, the actual or proposed use of the proceeds of the Loans, the Transaction Documents or any of the transactions contemplated by the Transaction Documents.
     (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Loan is made by the Borrower to or for the account of a Lender as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Loans pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Loan for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (but excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.
     (d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.
     (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.10 and 2.12 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.
               SECTION 9.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured. Each Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender and their respective Affiliates under this

Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender and their respective Affiliates may have.
               SECTION 9.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender.
               SECTION 9.07. Assignments and Participations. (a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Loans owing to it and the Note or Notes held by it); provided, however, that (i) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower) for the Facility, provided that simultaneous assignments by two or more Related Funds shall be treated as one assignment for purposes of the minimum assignment requirement, (ii) each such assignment shall be to an Eligible Assignee, and to the extent such assignment is to any Eligible Assignee that, immediately prior to such assignment, was not a Lender, an Affiliate of a Lender or an Approved Fund, the Administrative Agent shall have consented to such assignment (in each case such consent not to be unreasonably withheld or delayed), (iii) each such assignment made as a result of a demand by the Borrower pursuant to Section 2.17 or Section 9.01 shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (iv) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to Section 2.17 or Section 9.01 unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, (v) no such assignments shall be permitted without the consent of the Administrative Agent until the Administrative Agent shall have notified the Lenders that syndication of the Commitments hereunder has been completed and (vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), together with (A) any Note or Notes (if any) subject to such assignment (B) an administrative questionnaire and tax forms, if applicable and (C) a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided, however, that only one such fee shall be payable with respect to simultaneous assignments by or to one or more Related Funds; provided further that for each such assignment made as a result of a demand by the Borrower pursuant to Section 2.17 or 9.01, the Borrower shall pay to the Administrative Agent the applicable processing and recordation fee.
     (b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, as the case may be, hereunder and (ii) the Lender or assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
     (c) By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

     (d) The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments under the Facility, and the principal amount of the Loans owing under the Facility to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.
     (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes (if any) subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent. If requested, in the case of any assignment by a Lender, within ten (10) Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (if any) an amended and restated Note (which shall be marked “Amended and Restated”) to the account of such Eligible Assignee in an amount equal to the Commitment assumed by it under the Facility pursuant to such Assignment and Acceptance and, if any assigning Lender that had a Note or Notes prior to such assignment has retained a Commitment hereunder under such Facility, an amended and restated Note to the account of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such amended and restated Note or Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.
     (f) Each Lender may sell participations to one or more Persons (other than any Loan Party) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Loans owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral or the value of the Guarantys.

     (g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender.
     (h) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it and the Note or Notes (if any) held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
     (i) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and any Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
     (j) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of an Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.10 and 2.12 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent and with the payment of a processing fee of $500, assign all or any portion of its interest in any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (j) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loans are being funded by the SPC at the time of such amendment.
               SECTION 9.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Electronic delivery (by telecopier or portable document format (pdf)) of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.
               SECTION 9.09. [Reserved].
               SECTION 9.10. Confidentiality. Neither any Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents, trustees and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender, (e) in connection with any litigation or proceeding to which such Agent or such Lender or any of its Affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document.
               SECTION 9.11. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of the Lenders), or any Agent or Lender enforces any security interests or exercise its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.
               SECTION 9.12. Patriot Act Notice. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by any Agent or any Lender in order to assist the Agents and the Lenders in maintaining compliance with the Patriot Act.
               SECTION 9.13. Hedge Banks. Each Lender hereby agrees that in its capacity as a Hedge Bank it shall, and shall cause its Affiliates in their capacity as Hedge Banks to, comply with all obligations of such party as a Hedge Bank under the Intercreditor Agreement.
               SECTION 9.14. Intercreditor Agreement. Each Lender hereby acknowledges and agrees on behalf of itself and each of its Affiliates in their capacity as Hedge Banks that their respective Lien priorities and other matters related to the Loan Documents and the Collateral are subject to and governed by the Intercreditor Agreement. Each Lender, by delivering its signature page hereto, funding its Loans on the Effective Date and/or executing an Assignment and Acceptance (as applicable) shall be deemed to have (a) acknowledged receipt of, consented to and approved of the Intercreditor Agreement both on its behalf (and on behalf of its Affiliates acting as Hedge Banks) and (b) authorized (on behalf of itself and any Affiliate acting as a Hedge Bank) the Administrative Agent and the Second Lien Collateral Agent to perform their respective obligations thereunder.
               SECTION 9.15. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.
     (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

               SECTION 9.16. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
               SECTION 9.17. Waiver of Jury Trial. Each of the Loan Parties, the Agents and the Lenders irrevocably waives, to the fullest extent permitted by applicable law, all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Loans or the actions of any Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BOSTON GENERATING, LLC, as Borrower

By:	/s/ David L. Tohir

	Name:	David L. Tohir

	Title:	President

MYSTIC I, LLC, as Guarantor

By:	/s/ David L. Tohir

	Name:	David L. Tohir

	Title:	President

FORE RIVER DEVELOPMENT, LLC, as Guarantor

By:	/s/ David L. Tohir

	Name:	David L. Tohir

	Title:	President

MYSTIC DEVELOPMENT, LLC, as Guarantor

By:	/s/ David L. Tohir

	Name:	David L. Tohir

	Title:	President

BG BOSTON SERVICES, LLC, as Guarantor

By:	/s/ David L. Tohir

	Name:	David L. Tohir

	Title:	President

BG NEW ENGLAND POWER SERVICES, INC., as Guarantor

By:	/s/ David L. Tohir

	Name:	David L. Tohir

	Title:	President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent, Second Lien Collateral Agent and Initial Lender

By:	/s/ James Moran

	Name:	James Moran

	Title:	Managing Director

By:	/s/ Nupur Kumar

	Name:	Nupur Kumar

	Title:	Associate

GOLDMAN SACHS CREDIT PARTNERS L.P. as Initial Lenders

By:	/s/ Bruce H. Mendelsohn

	Name:	Bruce H. Mendelsohn

	Title:	Authorized Signatory